Exhibit 2.1
Confidential
UNIT PURCHASE AGREEMENT
dated as of
June 4, 2026
between
HEALTH CATALYST, INC.
and
MED-METRIX, LLC

SPECIFIC TERMS IN THIS AGREEMENT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE OF A TYPE THAT HEALTH CATALYST, INC. TREATS AS CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

TABLE OF CONTENTS
i

Schedules and Exhibits
Disclosure Schedule
Schedule I    Illustrative Net Working Capital Schedule
Schedule II    Allocation Methodology
Schedule III     New Working Capital Accounting Principles
Schedule IV    Offers of Employment
Exhibit A    Form of Transition Services Agreement
Exhibit B    Form of IP Assignment Agreement
Exhibit C    Asset Transfer Agreement
Exhibit D    Escrow Agreement

v

UNIT PURCHASE AGREEMENT
THIS UNIT PURCHASE AGREEMENT (together with the annexes, schedules, appendices and exhibits hereto and as this Agreement and any of the foregoing may be amended from time to time in accordance with its terms, this “Agreement”) is dated as of June 3, 2026, and has been executed by and among Health Catalyst, Inc., a Delaware corporation (“Seller”), and Med-Metrix, LLC, a Delaware limited liability company (“Buyer”).
WITNESSETH:
WHEREAS, Seller, together with its Subsidiaries, including Vitalware, LLC, a Delaware limited liability company (the “Purchased Subsidiary”), owns and operates the Business (as defined below);
WHEREAS, the Additional Assets (as defined below) are currently owned by Seller;
WHEREAS, Seller owns all of the issued and outstanding Equity Interests of the Purchased Subsidiary (the “Interests”);
WHEREAS, after the date hereof, and in contemplation of and prior to Closing, Seller will effectuate, or cause to be effectuated, the Pre-Closing Reorganization (as defined below) to transfer the Additional Assets, among other things, to the Purchased Subsidiary, all in accordance with the terms of the IP Assignment Agreement substantially in the form attached hereto as Exhibit B (the “IP Assignment Agreement”), and the Asset Transfer Agreement substantially in the form attached hereto as Exhibit C (the “Asset Transfer Agreement”); and
WHEREAS, Buyer desires to purchase the Interests from Seller, and Seller desires to sell the Interests to Buyer, upon the terms and subject to the conditions hereinafter set forth.
ACCORDINGLY, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein (the receipt and sufficiency of which is hereby acknowledged and agreed), the parties hereto agree as follows:
Article 1DEFINITIONS
Section 1.01Definitions.
(a)As used herein, the following terms have the following meanings:
“Accounts Payable” means all trade accounts payable and other Liabilities of the Purchased Subsidiary and/or the Business for goods purchased or services rendered in the ordinary course of business, including accrued expenses, whether billed or unbilled, accrued or unaccrued, fixed or contingent, and whether or not reflected on the balance sheet, in each case existing as of the date of determination.

“Accounts Receivable” means all accounts receivable, notes receivable, and other rights to payment of the Purchased Subsidiary and/or the Business arising from the sale of goods or the rendering of services in the ordinary course of business (including any related accrued interest, late charges, or other charges), whether billed or unbilled, accrued or unaccrued, earned or unearned, and whether or not reflected on the balance sheet, in each case existing as of the date of determination.
“Action” means any complaint, claim, charge, cause of action, arbitration, mediation, litigation, action, hearing, suit, audit, investigation or proceeding (whether civil, criminal, arbitral or otherwise, whether in law or in equity), in each case by or before any arbitrator or Governmental Authority.
“Additional Assets” means (i) the assets listed in Section 1.01(a)(i)(i) of the Disclosure Schedule hereto that are primarily used or held for use by the Business (excluding Shared Contracts) and (ii) Shared Contracts listed in Section 1.01(a)(i)(ii) that are exclusively used or held for use by the Business, in each case, that will be transferred to the Purchased Subsidiary by Seller as part of the Pre-Closing Reorganization pursuant to the Asset Transfer Agreement and the IP Assignment Agreement.
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. For the avoidance of doubt, as used in this Agreement, the term “Affiliate” shall, (i) with respect to Buyer for all periods following the Closing, include the Purchased Subsidiary and any Person it creates to consummate the transactions contemplated by this Agreement and (ii) with respect to Seller for all periods until the Closing, include the Purchased Subsidiary.
“Antitrust Remedy Action” means any action, commitment, undertaking, or agreement required, requested, or imposed by any Governmental Authority in connection with obtaining any HSR Approval, including (a) any sale, divestiture, disposition, or transfer of any assets, properties, business units, product lines, or equity interests of Buyer, any of its Affiliates, or (following the Closing) the Purchased Subsidiary; (b) any hold separate arrangement, trust, or similar interim operational restriction; (c) any prohibition or limitation on the integration of the Purchased Subsidiary’s operations, systems, or personnel with those of Buyer or its Affiliates; (d) any termination or modification of any Contract, joint venture, partnership, or other business relationship; or (e) any commitment to take or refrain from taking any action with respect to the foregoing, in each case whether as a condition to, or in connection with, the grant of any HSR Approval or the resolution of any threatened or pending Action by any Governmental Authority relating to the HSR Act.
“Antitrust Remedy Losses” means the aggregate annual loss of revenue to Buyer and its Affiliates (including, following the Closing, the Purchased Subsidiary) as measured based on revenue for the fiscal year ended December 31, 2025, reasonably expected to result from any Antitrust Remedy Action.

“Applicable Law” means, with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, legislation, principle of common law, resolution, ordinance, code, edict, decree, rule, directive, license, Permit, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and any Orders applicable to such Person or such Person’s Affiliates or to any of its assets, properties or businesses, and including all Healthcare Laws and Privacy Laws applicable to any Person, or such Person’s Affiliates or to any of its assets, properties or businesses.
“Asset Transfer Agreement” has the meaning set forth in the Recitals.
“Assigned Intellectual Property Rights” means all Intellectual Property Rights owned by Seller or any of its Affiliates, excluding the Purchased Subsidiary, and included in the Additional Assets.
“Balance Sheet Date” means March 31, 2026.
“Balance Sheets” has the meaning set forth in Section 3.06(a).
“Benefit Plan” means any (i) “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (ii) compensation, employment, consulting, severance, termination protection, change in control, transaction bonus, retention or similar plan, agreement, arrangement, program or policy or (iii) other plan, agreement, arrangement, program or policy providing for compensation, bonuses, profit-sharing, equity or equity-based compensation or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangement), medical, dental, vision, prescription or fringe benefits, life insurance, relocation or expatriate benefits, perquisites, disability or sick leave benefits, employee assistance program, supplemental unemployment benefits or post-employment or retirement benefits (including compensation, pension, health, medical or insurance benefits).
“Business” means Seller’s and the Purchased Subsidiary’s revenue integrity solutions business consisting of Seller’s and the Purchased Subsidiary’s charge capture (VitalIntegrity), chargemaster management (VitalCDM), pricing transparency compliance (Hospital Price Index), and regulatory content and coding (VitalKnowledge) products and services for the healthcare industry as conducted by Seller and the Purchased Subsidiary.
“Business Benefit Plan” means each Benefit Plan that is contributed to, sponsored, maintained or entered into by Seller, a Retained Subsidiary, the Purchased Subsidiary or any direct or indirect Subsidiary of any of them (i) for the benefit of any Business Employee or any beneficiary, or dependent of any Business Employee, (ii) an individual who is a former employees of the Business or (iii) with respect to which the Purchased Subsidiary has any Liability (in each case, other than any plan, program or arrangement sponsored by a Governmental Authority).
“Business Independent Contractors” means those independent contractors as listed on Section 1.01(a)(ii) of the Disclosure Schedule under the heading “Business Independent Contractors” who are primarily dedicated to the provision of continuous, ongoing customer support or operational services integral to the day-to-day conduct of the Business, and excludes any independent contractors retained for advisory, consulting, professional, or project-based services or for services that are intermittent or non-recurring.
“Business Day” means any day, other than a Saturday or Sunday or other day on which commercial banks in Salt Lake City, Utah or New York, New York are authorized or required by Applicable Law to close.

“Business Employee” means any individual who is (i) a Purchased Subsidiary Business Employee as listed on Section 1.01(a)(ii) of the Disclosure Schedule under the heading “Purchased Subsidiary Business Employee”, or (ii) Employed by Seller or a Retained Subsidiary immediately prior to the Effective Time and devotes a majority of his or her working time to performing services on behalf of the Business or the Purchased Subsidiary as listed on Section 1.01(a)(ii) of the Disclosure Schedule, under the heading “Business Employees”; provided, that the individuals listed on Section 1.01(a)(ii) of the Disclosure Schedule under the heading “Excluded Employees” are not Business Employees. Section 1.01(a)(ii) of the Disclosure Schedule (the “Employee List”) may be modified from time to time prior to Closing, subject to mutual consent, not to be unreasonably withheld, delayed or conditioned (other than with respect to any terminations, which shall not require consent); however a version of Section 1.01(a)(ii) of the Disclosure Schedule that reflects information that is current as of ten (10) or fewer Business Days prior to the Closing Date shall be provided to Buyer not later than three (3) Business Days before the Closing, and each Business Employee shall be identified by name or employee identification number, work address, title, date of hire, employing entity, part-or full-time status, salary or hourly rate (current and during the last two years), whether classified as exempt or non-exempt, commissions or bonus eligibility, whether active or on leave, whether the position is covered by a collective bargaining agreement and if the employee is on a visa (and, if applicable, the visa category or type). Notwithstanding the foregoing, Seller may anonymize or aggregate the data in the Employee List to the extent Seller reasonably determines is necessary to comply with any Applicable Laws relating to data privacy or cybersecurity and/or Seller or the Purchased Subsidiary’s internal employee data privacy policies.
“Business Intellectual Property Rights” means all (i) Owned Intellectual Property and (ii) Assigned Intellectual Property Rights.
“Business Marks” means any and all Trademarks (a) included in the Business Intellectual Property Rights or (b) derived from, confusingly similar to or including any of the foregoing.
“Cash” means, with respect to the Purchased Subsidiary as of any time, the cash and cash equivalents (including marketable securities, short-term investments, money markets, demand deposits or similar accounts and deposits in transit, calculated in accordance with the Net Working Capital Accounting Principles) held by the Purchased Subsidiary at such time, provided, that Cash shall be calculated net of issued but uncleared checks and drafts written or issued and wires issued by the Purchased Subsidiary. Cash may be a positive or negative number, less Restricted Cash.
“Closing Cash” means the aggregate amount of Cash of the Purchased Subsidiary as of the Effective Time; provided, that, for the avoidance of doubt “Closing Cash” shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 5.03(c).
“Closing Indebtedness” means the aggregate amount of Indebtedness as of the Effective Time; provided, that, for the avoidance of doubt, Closing Indebtedness shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 5.03(c).
“Closing Net Working Capital” means Net Working Capital as of the Effective Time; provided, that, for the avoidance of doubt, Closing Net Working Capital shall be calculated after giving effect to the settlement of all intercompany accounts pursuant to Section 5.03(c).
“Closing Net Working Capital Adjustment Amount” means an amount, which may be positive, negative or zero, equal to Closing Net Working Capital minus the Target Net Working Capital.

“Closing Transaction Expenses” means, without duplication, all fees and expenses incurred by or to be paid by, the Purchased Subsidiary incurred at or prior to the Closing in connection with the preparation, execution and consummation of the transactions contemplated by this Agreement and the other Transaction Documents, to the extent not paid prior to the Closing, regardless if due on or before Closing, including, but not limited to, (a) all brokerage commissions fees and disbursements, (b) all third-party costs, fees, expenses and disbursements of attorneys, accountants and other advisors and service providers, (c) any sale bonuses, retention payments or any other change-of-control, severance payments or similar obligations paid to any Person as a result of this Agreement or the consummation of the transactions contemplated hereby (except any Transferred Employee Bonuses), (d) any payroll, social security, unemployment or other Taxes or other amounts required to be paid by the Purchased Subsidiary in connection with any payments made or benefits provided under clause (c), (e) all the Taxes, fees and expenses associated with the consummation of the Pre-Closing Reorganizations, and (f) fifty percent (50%) of the premium, taxes, surcharges, underwriting fees and broker commission of the R&W Insurance Policy. Notwithstanding the foregoing, Closing Transaction Expenses shall not include any such amounts to the extent they are taken into account in the calculation of Closing Net Working Capital or included in Closing Indebtedness.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Combined Tax” means any Tax with respect to which the Purchased Subsidiary has filed or will file a Tax Return with a member of any Seller Group on a combined, consolidated, unitary or similar basis.
“Competition Laws” means individually and collectively, the HSR Act, the United States Sherman Act, as amended, the United States Clayton Act, as amended, the United States Federal Trade Commission Act, as amended, and any other applicable United States federal or state, or non-U.S. or local statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.
“Confidentiality Agreement” means the Confidentiality Agreement, effective as of January 27, 2026, between Buyer and Seller.
“Contract” means any legally binding executory contract, agreement, license, commitment, credit agreement, indenture, loan, mortgage, note, bond, lease or sublease, or other instrument, whether written or oral, including all amendments, supplements, exhibits and schedules thereto, other than a Permit.
“Damages” means all damages, losses, Liabilities, judgments, awards, settlements, royalties, interest, penalties, fines, demands, Actions, Taxes, claims, costs and expenses of any kind (including costs and expenses of investigation, preparation advancement and defense, including reasonable attorneys’ fees and expenses).
“Data Processor” means a Person or Governmental Authority that Processes Personal Information for or on behalf of Seller and its Subsidiaries, including the Purchased Subsidiary.
“Data Room” means the Project New Dawn virtual data room maintained by Seller on Datasite for the transactions contemplated by this Agreement.
“Disclosure Schedule” means the disclosure schedule delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Employed” means, with respect to a Business Employee as of an applicable date of determination, that as of such date such Business Employee (i) is actively employed, (ii) is absent from work on account of paid time off, vacation, sick or personal leave, short- or long-term disability or approved leave of absence or (iii) for whom an obligation to recall, rehire or otherwise return to employment exists under a contractual obligation or Applicable Law.
“Employment Agreements” means the employment agreements entered into between Buyer and each Key Employee concurrently with the execution and delivery of this Agreement or prior to Closing (if any), in each case to become effective as of, and contingent upon the occurrence of, the Closing.
“Environment” means the indoor and outdoor environment and all media, including ambient air, surface water, groundwater, land surface or subsurface strata, and natural resources.
“Environmental Laws” means any Applicable Law or other legal requirement pertaining to pollution, protection of health, safety or the Environment or exposure of Persons to Hazardous Substances, including the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Oil Pollution Act of 1990, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Emergency Planning and Community Right to Know Act, as amended, the Occupational Safety and Health Act, as amended, and any foreign, state or local Applicable Laws analogous to any of the foregoing, as amended, together with all judicial interpretations thereof.
“Equity Interests” of any Person means any and all shares or units of equity, rights, options or warrants to purchase or acquire shares or units of equity or profits interests (whether or not currently exercisable), participations or other equivalents of or interests in (however designated, including units thereof) the equity (including common shares or units, preferred shares or units, limited liability company, partnership and joint venture interests) of such Person, and all securities exchangeable for or convertible or exercisable into, any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, and the U.S. Treasury Regulations promulgated thereunder.
“Escrow Agreement” means an Escrow Agreement to be entered into among Buyer, Seller and the Escrow Agent at the Closing in substantially the form attached hereto as Exhibit D.
“Estimated Purchase Price” means, the Base Amount (as defined in Section 2.03), plus (a) Estimated Closing Cash, plus (b) the Estimated Net Working Capital Adjustment Amount, minus (c) Estimated Closing Indebtedness, and minus (d) the Estimated Closing Transaction Expenses.
“Estimated Net Working Capital Adjustment Amount” means an amount which may be positive, negative or zero, equal to Estimated Closing Net Working Capital minus the Target Net Working Capital.

“Existing Credit Facility” means the credit facility established pursuant to that certain Credit Agreement, dated as of July 16, 2024, by and among Seller, as the borrower, the lenders from time to time party thereto, and Silver Point Finance, LLC, as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).
“Fraud” means, with respect any Person, an actual and intentional fraud under the laws of the State of Delaware by such Person with respect to the making of any representation and warranty expressly set forth in, as applicable, Article 3 (as modified by the Disclosure Schedule) or Article 4, provided that such actual and intentional fraud by such Person specifically excludes any representation and warranty made negligently or recklessly. For the avoidance of doubt, “Fraud” does not include any claim for constructive fraud, reckless or negligent misrepresentation or omission or any other fraud claim based on negligence or recklessness.
“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.
“Government Programs” means Medicare, Medicaid, TRICARE/CHAMPUS, and all other federal, state or local reimbursement or other healthcare benefit programs, including any other “federal healthcare program” as defined in 42 U.S.C. § 1320a 7b(f).
“Governmental Authority” means any transnational, domestic or foreign federal, state, local or municipal government (including any subdivision, court, administrative agency, regulatory body or commission or other authority thereof), or any quasi-governmental, self-regulated or private body exercising any regulatory, importing or other governmental or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction.
“Hazardous Substances” means any substance, material, chemical, odor, heat, sound, vibration, radiation, or waste, or any combination of any of them that is regulated or defined by, or with respect to which Liability or standards of conduct are imposed under, any Environmental Law, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “pollutant,” “toxic waste,” or “toxic substance” under any provision of applicable Environmental Law, and including petroleum, petroleum products and byproducts, asbestos, presumed asbestos-containing-material or asbestos-containing-material, toxic molds, mycotoxins, urea formaldehyde, radioactive materials and polychlorinated biphenyls.
“Healthcare Laws” means any Applicable Law relating to the provision of revenue cycle management, billing and coding, including, without limitation: the Federal Anti-Kickback Statute (42 U.S.C. Section 1320a-7b(b)); the U.S. Civil False Claims Act (31 U.S.C. Section 3729 et seq.); the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)); the civil monetary penalties laws (42 U.S.C. § 1320a-7a); the federal exclusion laws (42 U.S.C. § 1320a-7); the Medicare statute (Title XVIII of the Social Security Act); the Medicaid statute (Title XIX of the Social Security Act); any comparable state and foreign Applicable Law to those referenced herein; and the regulations promulgated pursuant to the foregoing.
“HIPAA” means the administrative simplification provisions of the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §§ 1320d-1320d-9), as amended by any subsequent legislation, including, but not limited to, the Health Information Technology for Economic and Clinical Health Act of 2009, Title XIII of the American Recovery and Reinvestment Act of 2009 (“HITECH”), and the regulations promulgated pursuant to such laws, including, without limitation, the privacy, security, breach notification, and enforcement rules at 45 CFR Part 160 and Part 164.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“HSR Approval” means (a) the expiration or early termination of the applicable waiting period (and any extension thereof, including any waiting period resulting from the issuance of a request for additional information or documentary material) under the HSR Act, with respect to the transactions contemplated by this Agreement, and (b) the receipt of any other clearance, consent, or approval required under the HSR Act to consummate the transactions contemplated by this Agreement.
“Illustrative Net Working Capital Schedule” means the Illustrative Net Working Capital Schedule attached as Schedule I hereto.
“Indebtedness” means, with respect to the Purchased Subsidiary and without duplication, all liabilities and obligations, including any applicable penalties and costs, fees, interest and premiums, interest rate swap breakage costs and all costs and expenses associated with the payment or repayment of any of the foregoing to the extent arising as a result of the transactions contemplated by this Agreement or other Transaction Documents, in respect of (i) borrowed money, (ii) obligations evidenced by notes, bonds, debentures, other debt securities or similar instruments (whether or not convertible), (iii) the deferred purchase price of goods or services (including all purchase price adjustments, “holdback” or similar payments, and the maximum amount of any “earnout” and similar obligations) other than trade payables incurred in the ordinary course of business, (iv) obligations under capital leases, financing leases, financings (as determined pursuant to GAAP), (v) reimbursement obligations relating to letters of credit, bankers’ acceptances and letters of guaranty (to the extent drawn), or similar instruments issued or created for the account of the Purchased Subsidiary, (vi) indebtedness of another entity secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien existing on property or assets owned by the Purchased Subsidiary, whether or not the Indebtedness secured thereby has been assumed, (vii) declared but unpaid dividends or distributions, (viii) deferred compensation, unpaid bonuses, unpaid severance owing to Business Employees (including the employer’s share of all payroll and other employment related Taxes to be paid on such amounts), (ix) accrued or earned but unused vacation and paid time off, in each case, relating to the period prior to the Closing Date for each Transferred Employee (including the employer’s share of all payroll and other employment related Taxes to be paid on such amounts), to the extent not paid by Seller or the Purchased Subsidiary prior to the Effective Time, (x) underfunded pension and similar employee benefit liabilities with respect to Business Employees that do not remain with Seller or its Affiliates following the Closing, (xi) obligations to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interest of the Purchased Subsidiary, (xii) accrued and unpaid income Taxes of the Purchased Subsidiary (excluding, for the avoidance of doubt, any Combined Taxes) for any Tax period (or portion thereof) ending on or before the Closing Date for which Tax Returns are first due after the Closing Date and have not been filed prior to Closing, solely in the jurisdictions in which the Purchased Subsidiary currently files income Tax Returns or commenced operations in after December 31, 2025 (which income Taxes shall be calculated in accordance with the past practices of the Purchased Subsidiary and, in the case of a Straddle Period, as if the taxable period of the Purchased Subsidiary ended on the end of the Closing Date), (xiii) obligations under any interest rate, currency or other hedging or swap agreements, forward rate agreements, interest rate cap or collar agreements, or other similar financial agreements or arrangements, and (xiv) guarantees of the obligations described in clauses (i) through (xiii) above of any other Person. For the avoidance of doubt, “Indebtedness” shall not include (i) any amount included in the Closing Net Working Capital or the Closing Transaction Expenses or (ii) any amount in respect of retention or transition bonuses granted or effected following the date of execution of this Agreement which are mutually agreed upon in writing by

Buyer and Seller (or entered into solely with Buyer) to the extent not paid as of the Effective Time (the “Transferred Employee Bonuses”).
“Intellectual Property Rights” means all intellectual property and intellectual property rights or similar proprietary rights protected by law in any jurisdiction throughout the world (whether statutory, common law, or otherwise), including rights arising from or associated with any of the following: (a) copyrights and works of authorship (registered and unregistered) and applications for registration, (b) patents, patent applications, and similar rights including provisionals, continuations, divisionals, continuations-in-part, reissues or reexaminations thereof, inventions, methods, and processes (collectively, “Patents”), (c) Trademarks, (d) internet domain names and all associated web addresses, URLs, and the goodwill associated with the foregoing, (e) trade secrets, formulae, know-how, concepts, reports, customer lists, databases, data compilations and collections, tools, methods, processes, techniques, mailing lists, business plans or other confidential or proprietary information that provides the owner with a competitive advantage or otherwise derives value from being maintained in confidence (collectively, “Trade Secrets”), (f) rights in Software (including source code, object code, firmware and related information, documentation and manuals), and (g) moral rights, database rights, design rights, mask works, know-how, publicity rights and likeness rights.
“Intercompany Agreements” means the Contracts between or among Seller or one of its Subsidiaries or Affiliates (excluding the Purchased Subsidiary), on the one hand, and the Purchased Subsidiary, on the other hand (unless amended to exclude the Purchased Subsidiary prior to the Closing without any further Liability to or obligation of the Purchased Subsidiary) that are effective as of immediately prior to the Effective Time.
“International Trade Laws” means any Applicable Laws relating to (i) any applicable economic or financial sanctions or trade embargoes, (ii) any applicable import or export controls and payment of customs duties, and (iii) boycotts, including U.S. anti-boycott laws administered by the U.S. Department of Commerce and the U.S. Department of Treasury’s Internal Revenue Service.
“IP Assignment Agreement” has the meaning set forth in the Recitals.
“IRS” means the United States Internal Revenue Service.
“IT Systems” means all information technology and computer systems (including the hardware, software, firmware, middleware, equipment, electronics, platforms, servers, workstations, routers, hubs, switches, interfaces, data communication lines, network and telecommunications equipment, Internet-related information technology infrastructure, wide area network and other telecommunications or information technology equipment), relating to the transmission, storage, maintenance or analysis of data in electronic format owned or controlled by the Seller or one of its Subsidiaries and used in the conduct of the Business.
“Key Employees” means each individual named in Section 1.01(iii) of the Disclosure Schedule.
“knowledge of Buyer,” “Buyer’s knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge of the following individuals: Robert J. Wright, Jr., Sheri Ann Dacosta, Steven R. Kamen, Danielle Pannullo, and Patrick Shikani after reasonable inquiry of direct reports who would reasonably be expected to have actual knowledge of such matters.

“knowledge of Seller,” “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means the actual knowledge of the following individuals: Ben Albert, Jason Alger and Ben Landry, after reasonable inquiry of direct reports who would reasonably be expected to have actual knowledge of such matters.
“Liability” means any debt, liability or obligation of any kind or nature, whether accrued, unaccrued, contingent, absolute, asserted, unasserted, known, unknown, disclosed, undisclosed, liquidated, unliquidated, determined, determinable or otherwise, and whether due or which shall become due, and includes all costs and expenses relating thereto.
“Lien” means, with respect to any property or asset, any mortgage, license, lien, lease, right of way, pledge, charge, bailment, hypothecation, security interest, title retention, right of first refusal or offer, option, restriction on transfer or use, grant of power to confess judgment or other encumbrance in respect of such property or asset.
“Lookback Date” means January 1, 2023.
“Material Adverse Effect” means any change, effect, event, occurrence, development, state of facts or circumstance that, individually or in the aggregate with all other such changes, effects, events, occurrences, developments, states of facts or circumstances, is or would reasonably be expected to (a) be materially adverse to the business, assets, liabilities, results of operations or condition (financial or otherwise) of the Business, taken as a whole, or (b) have a material adverse effect on Seller’s or the Purchased Subsidiary’s ability to consummate any of the transactions contemplated hereby, excluding, in the case of clause (a) above only, any change, effect, event, occurrence, development, state of facts or circumstance, arising out of or relating to (i) changes in the financial, securities, capital or credit markets, including in interest rates or currency exchange rates, (ii) changes in economic, regulatory or political conditions generally, (iii) changes or conditions generally affecting any industry in which the Business operates, (iv) changes (including proposed changes) in Applicable Law, GAAP or other applicable accounting or regulatory standards, or in the enforcement, implementation or authoritative interpretations thereof that apply to the Business, (v) any outbreak or escalation of hostilities, any acts of war, sabotage, cyberattack or terrorism, global health conditions or natural disasters (including hurricanes, tornadoes, floods, earthquakes and other weather-related events), (vi) any Applicable Law, directive, pronouncement or guideline issued by a Governmental Authority, the Centers for Disease Control and Prevention, the World Health Organization or industry group providing for business closures, changes to business operations, “sheltering-in-place” or other similar restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak or any change in such Applicable Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or compliance therewith by Seller or any of its Affiliates, in each case involving any jurisdiction in which the Business operates, (vii) the announcement or execution of this Agreement, the pendency or consummation of the transactions contemplated hereby, or the identity of Buyer, including the effect of any of the foregoing on the relationships, contractual or otherwise, of the Business or the Purchased Subsidiary with customers, suppliers, licensors, distributors, partners or providers, (viii) any failure of the Business to meet any internal projections financial estimates, forecasts or projections for any period (it being understood that any underlying facts giving rise or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect, unless it is otherwise excluded from the definition thereof pursuant to a clause other than this clause (viii)), (ix) any action taken (or omitted to be taken) at the written request or with the prior written consent of Buyer, or (x) any action taken (or not taken) by Seller or any of its Affiliates that is expressly required or permitted to be taken (or not taken) pursuant to this Agreement; provided, that any change, effect, event, occurrence, development, state of facts or circumstance resulting from the matters referred to in clauses (i) though (vii) above shall be excluded only to the extent such matters do not disproportionately impact the Purchased Subsidiary or the Business as compared to other Persons operating in the same industries in which the Purchased Subsidiary and the Business operate.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.
“Net Working Capital” means, as of any date, (i) the aggregate value of the current assets of the Purchased Subsidiary but excluding any Cash, minus (ii) the aggregate value of the current liabilities of the Purchased Subsidiary, but excluding any amounts included in the calculation of Indebtedness, in each of clauses (i) and (ii), calculated (including which assets are included as current assets and which liabilities are included as current liabilities) in accordance with the New Working Capital Accounting Principles; provided, that the definition of “Net Working Capital” shall not include (A) any deferred tax assets or liabilities, income Tax assets or liabilities or any Combined Tax assets or liabilities, or (B) any payable by or among Seller and any of its Subsidiaries (including the Purchased Subsidiary).
“Net Working Capital Accounting Principles” means the accounting policies, principles, practices and methodologies, in each case, used in the preparation of the Carve-Out Financial Statements and as set forth on Schedule III hereto.
“Non-Ordinary Course Employee Contract” means any Contract with or relating to any Business Employee (i) providing for annual base salary or wages exceeding $200,000, (ii) that entitles a Business Employee to any retention, severance, change in control or transaction bonus payments or benefits, or (iii) where the Company is obligated to pay such Business Employee more than $100,000 in consideration for services that fall outside the ordinary course of such employee’s duties or for products provided; provided, however, that “Non-Ordinary Course Employee Contract” shall not include standard onboarding or employment documentation, including offer letters, confidentiality or non-disclosure agreements, invention assignment agreements, restricted stock or other standard equity award agreements, or other similar agreements entered into in the ordinary course of business on substantially consistent terms.
“Open Source Software” means Software that is licensed pursuant to (i) any license that is, or is substantially similar to, a license now or in the future approved by the Open Source Initiative and listed at http://www.opensource.org/licenses (which licenses shall include all versions of GNU GPL, GNU LGPL, GNU Affero GPL, MIT license, Eclipse Public License, Common Public License, CDDL, Mozilla Public License, BSD license and Apache license) and any “copyleft” license or any other license under which such Software or other materials are distributed or licensed as “free software,” “open source software” or under similar terms.
“Order” means any order, writ, injunction, decree, judgment, award, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Authority.
“Owned Intellectual Property” means, assuming the consummation of the Pre-Closing Reorganization, all Intellectual Property Rights owned or purported to be owned by the Purchased Subsidiary.
“Person” means an individual, firm, body corporate (wherever incorporated), partnership, limited liability company, unincorporated organization, association, joint venture, trust, works council or employee representative body (whether or not having separate legal personality) or other entity or organization, including a government, state or agency of a state or a Governmental Authority.

“Personal Information” means information that is considered “personally identifiable information,” “personal information,” “personal data,” “protected health information,” or any similar term by any applicable Privacy Laws. Without limiting the foregoing, Personal Information includes information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household information relating to or reasonably capable of being associated with an identified or identifiable person, device, or household.
“Pre-Closing Reorganization” means those specific transactions contemplated by the IP Assignment Agreement and the Asset Transfer Agreement.
“Privacy and Data Security Policies” means the written, externally published privacy and data security policies of Seller with respect to the Business, including those published on Seller’s website (https://www.healthcatalyst.com/privacy-policy).
“Privacy Laws” means all Applicable Laws and regulations, including HIPAA, relating to privacy, information security, cybersecurity, the Processing of Personal Information, direct marketing, electronic and telephone marketing, consumer protection, location tracking, customer tracking, behavioral marketing.
“Processing,” “Process,” or “Processed,” with respect to Personal Information, means any collection, access, acquisition, storage, protection, use, recording, maintenance, operation, dissemination, re-use, disposal, disclosure, re-disclosure, destruction, transfer, modification, or any other processing of such Personal Information.
“Purchased Subsidiary Business Employee” means any individual who, as of immediately prior to the Effective Time, is Employed by the Purchased Subsidiary.
“Registered Intellectual Property” means all Intellectual Property Rights that are registered, filed or issued under the authority of, with or by any Governmental Authority or domain name registrar, including all Patents, registered copyrights, registered Trademarks and domain names and all applications and registrations for any of the foregoing.
“Representative” means, with respect to any Person, such Person’s directors, officers, employees, counsel, financial advisors, accountants, agents and other authorized representatives.
“Restricted Cash” means the amount of any cash and cash equivalents that are not freely usable or distributable the Purchased Subsidiary immediately following Closing due to restrictions or limitations on use or distribution by Applicable Law, Contract or otherwise (including cash pledged to secure letters of credit, bankers acceptances or similar obligations, and cash security deposits) or cash held on behalf of third parties, in each case that would otherwise be included in Cash.
“Retained Business” means any business now, previously or hereafter conducted by Seller or any of its Subsidiaries or Affiliates other than the Business.
“Retained Subsidiaries” means all of the direct and indirect Subsidiaries of Seller other than the Purchased Subsidiary.
“Seller 401(k) Plan” means any Business Benefit Plan that is a defined contribution plan intended to qualify under Section 401(a) of the Code.

“Seller Group” means, with respect to U.S. federal income Taxes, the “affiliated group” (as defined in Section 1504(a) of the Code) of corporations of which Seller is the common parent and, with respect to state, local or foreign income or franchise Taxes, any consolidated, combined or unitary group of which Seller or any of its Affiliates is a member for such state, local or foreign income or franchise Tax purposes.
“Seller Marks” means any and all (i) Trademarks owned by Seller or any of its Affiliates (other than the Purchased Subsidiary), including the Trademarks set forth on Section  6.02 of the Disclosure Schedule, and (ii) Trademarks derived from, confusingly similar to or including any of the foregoing.
“Software” means computer programs and other software, including statements in human readable form such as comments and definitions, which are generally formed and organized according to the syntax of a computer or programmable logic programming language, and such statements in batch or scripting languages, together with any and all text, diagrams, graphs, charts, flow-charts, and other information that describe the foregoing, firmware and microcode, and implementations, whether in source code, object code.
“Standard Software” means (A) Open Source Software or (B) non-customized Software that (i) is licensed or made available to Seller or any of its Affiliates for use in connection with the Business pursuant to a non-exclusive license or use right; (ii) is generally available (and actually licensed or made available under) on click wrap, shrink wrap, off-the-shelf or other standard terms.
“Straddle Period” means any taxable period of the Purchased Subsidiary that includes (but does not end on) the Closing Date.
“Subsidiary” means, with respect to any Person (other than an individual), any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.
“Target Net Working Capital” means negative $5,900,000.
“Tax” means any U.S. federal, state, local or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority with respect thereto.
“Tax Return” means any report, return, document, or declaration required to be filed with any Taxing Authority with respect to Taxes and any amendments thereto.
“Taxing Authority” means any Governmental Authority responsible for the imposition or collection of Taxes.
“Trademark” means any and all trademarks, service marks, trade dress, trade names, brand names, logos, slogans, social media accounts or any other source or business identifiers, whether registered or unregistered, and the goodwill symbolized thereby or associated therewith, and applications to register any of the foregoing.

“Transaction Documents” means, collectively, this Agreement, the IP Assignment Agreement, the Transition Services Agreement, the Asset Transfer Agreement and the Escrow Agreement and any other agreements, documents, certificates, and instruments executed or delivered by any of the parties in connection with the consummation of the transactions contemplated hereby.
“Transfer Tax” means any federal, state, local, or foreign sales, use, value added, registration stamp, recording, documentary, conveyancing, transfer and similar Taxes, levies, charges, duties and fees (including any penalties and interest) applicable to, imposed upon or arising out of the transactions contemplated by this Agreement.
“Transition Services Agreement” means a Transition Services Agreement to be entered into between Buyer and Seller at the Closing in substantially the form attached hereto as Exhibit A.
“Treasury Regulations” means the rules and regulations promulgated by the U.S. Treasury Department under the Code.
“Willful Breach” means a party’s knowing and intentional material breach of any of its covenants or other agreements set forth in this Agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the actual knowledge that the taking of such act or failure to take such act would cause a material breach of this Agreement.
(b)Each of the following terms is defined in the Section set forth opposite such term:

Term	Section

Adjustment Escrow Amount	Section 2.05(a)(iv)
Agreement	Preamble
Anti-Corruption Laws	Section 3.22
Asset Transfer Agreement	Recitals
Base Amount	Section 2.03
Business Asset	Section 7.12(b)
Business Insurance	Section 3.20
Buyer	Preamble
Buyer Covered Employee	Section 7.07(a)
Buyer DC Plan	Section 9.03
Buyer Fundamental Representations	Section 10.03(a)
Buyer Indemnitees	Section 12.02(a)
Cap	Section 12.02(b)
Carve-Out Financial Statements	Section 3.06
Closing	Section 2.05
Closing Date	Section 2.05
Closing Statement	Section 2.06(a)
Confidential Information	Section 5.02
Contract Privacy Requirements	Section 3.13(b)

Current Representation	Section 7.08
Deductible	Section 12.02(b)
Designated Person	Section 7.08
Determination Date	Section 2.06(e)
Direct Claim	Section 12.04(b)
Dispute Notice	Section 2.06(b)
Disputed Item	Section 2.06(b)
Effective Time	Section 2.05
Employee List	Section 3.16(m)
Enforceability Exceptions	Section 3.02
Escrow Agent	Section 2.05(a)(iv)
Estimated Closing Cash	Section 2.04
Estimated Closing Indebtedness	Section 2.04
Estimated Closing Net Working Capital	Section 2.04
Estimated Closing Statement	Section 2.04
Estimated Closing Transaction Expenses	Section 2.04
Excluded Asset	Section 7.12(a)
Final Allocation	Section 8.04
Final Purchase Price	Section 2.06(e)
Inactive Employee	Section 9.01(b)
Indemnified Party	Section 12.04
Indemnifying Party	Section 12.04
Indemnity Escrow Amount	Section 2.05(a)(iv)
Independent Accountant	Section 2.06(c)
Interests	Recitals
Material Contract	Section 3.08(b)
Negative Adjustment Amount	Section 2.07
Non Assignable Assets	Section 2.02(a)
Non-Transferred Employee	Section 9.01(a)
Permits	Section 3.14
Permitted Liens	Section 3.11(d)
Positive Adjustment Amount	Section 2.07
Post-Closing Covenants	Section 12.01
Post-Closing Representation	Section 7.08
Purchase Price	Section 2.03
Purchased Subsidiary	Recitals
Qualified Offer	Section 9.01(a)
R&W Insurance Policy	Section 7.11
Released Parties	Section 13.13
Releasing Parties	Section 13.13
Relevant Period	Section 9.02

Restrictive Period	Section 7.07(a)
Restrictive Territory	Section 7.07(c)
Security Incident	Section 3.12(d)
Seller	Preamble
Seller Covered Employee	Section 7.07(b)
Seller FSA Plan	Section 9.08
Seller Fundamental Representations	Section 10.02(a)
Seller Indemnitees	Section 12.03(a)
Seller Tax Records	Section 8.02(b)
Seller Welfare Plan	Section 9.06
Shared Contracts	Section 2.02(b)
Shared Customer Contracts	Section 2.02(b)
Subrogation Waiver Parties	Section 7.11(a)
Terminating Buyer Breach	Section 11.01(a)(v)
Terminating Seller Breach	Section 11.01(a)(iv)
Third Party Policies	Section 7.06
Third-Party Claim	Section 12.04(a)
Top Customers	Section 3.19
Top Suppliers	Section 3.19
Transferred Employee	Section 9.01(a)
WARN	Section 3.16(l)
Section 1.02Other Definitional and Interpretative Provisions.

(a)The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; and the word “or” shall be inclusive and not exclusive (for example, the phrase “A or B” means “A or B or both,” not “either A or B but not both”), unless used in conjunction with “either” or the like.
(b)The headings and captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.
(c)References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.
(d)All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.
(e)Any capitalized terms used in any Exhibit or Schedule (including the Disclosure Schedule) or Annex but not otherwise defined therein shall have the meaning as defined in this Agreement. Where there is any inconsistency between the definitions set out in Section 1.01 and the definitions set out in any other Section or any Schedule (including the Disclosure Schedule) or Annex, then, for the purposes of construing such Section, Schedule or Annex, the definitions set out in such Section, Schedule or Annex shall prevail.

(f)All references to a day or days shall be deemed to refer to a calendar day or calendar days, as applicable, unless otherwise specifically provided. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded, and if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day.
(g)Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.
(h)Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words, “but not limited to,”, whether or not they are in fact followed by those words or words of like import.
(i)References to one gender shall include all genders.
(j)References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.
(k)“Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.
(l)References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented from time to time.
(m)References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.
(n)References to “law,” “laws” or to any Applicable Law shall be deemed to refer to such law or Applicable Law as amended from time to time (including (in the case of statutes) by succession of comparable successor laws), except as otherwise specified herein, and to any rules or regulations promulgated thereunder.
(o)All references to any time herein shall refer to Mountain Time.
(p)Unless otherwise specified in this Agreement, all references to currency, monetary values and dollars set forth herein shall mean United States (U.S.) dollars and all payments hereunder shall be made in U.S. dollars.
(q)The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(r)For the purposes of this Agreement, any document that is described as being “delivered,” “furnished” or “made available” shall be treated as such if a copy of such document has been posted in the Data Room and made accessible to Buyer or its Representatives at least two (2) Business Days prior to the date hereof.

Article 2PURCHASE AND SALE
Section 2.01Purchase and Sale of the Interests. Upon the terms and subject to the conditions of this Agreement, Seller shall sell to Buyer (or to such Subsidiary or Subsidiaries of Buyer, as determined by Buyer), and Buyer shall purchase (or cause one or more of its Subsidiaries to purchase) from Seller, the Interests at the Closing. Seller shall transfer and deliver to Buyer (or to such Subsidiary or Subsidiaries of Buyer, as determined by Buyer) at the Closing valid title to such Interests free and clear of any Lien other than Liens imposed by applicable securities laws.

Section 2.02Limitation on Assignment.
(a)The parties acknowledge that Seller and its Affiliates and Subsidiaries are parties to certain Contracts with non-Affiliated third parties which benefit (or burden) both the Purchased Subsidiary or the Business, on the one hand, and Seller or its Affiliates (other than the Purchased Subsidiary), on the other hand (the “Shared Contracts”). Prior to the Closing and for a period of eighteen (18) months after the Closing Date, Seller and Buyer, and their respective Subsidiaries and Affiliates, shall reasonably cooperate with each other to cause each Shared Contract listed on Section 2.02(a) of the Disclosure Schedule (the “Shared Customer Contracts”) to be apportioned (including by using their respective reasonable best efforts to obtain the approval or consent of each such counterparty to enter into a new contract or amendment, or splitting or assigning in relevant part such Shared Customer Contract), effective as of the Closing, between Seller and Buyer and their respective Subsidiaries and Affiliates (including, in the case of Buyer, the Purchased Subsidiary), pursuant to which Seller or its applicable Subsidiary or Affiliate will assume all of the rights and obligations under such Shared Customer Contract to the extent relating to the Retained Business, on the one hand, and Buyer and its Subsidiaries (including after the Closing, the Purchased Subsidiary) and Affiliates will assume all of the rights and obligations under such Shared Customer Contract to the extent relating to the Business, on the other hand. Notwithstanding anything to the contrary, neither Seller nor any of its respective Subsidiaries or Affiliates shall be required to take any action pursuant to the terms hereof that would cause, or would reasonably be expected to cause: (x) Seller or any of its Affiliates (other than the Purchased Subsidiary) to expend money, threaten or commence any Action or offer or grant any accommodation (financial or otherwise) to any Person, except for expenditures of money requested by Buyer for which Buyer delivers to Seller a binding undertaking to fund on behalf of Seller or the applicable Affiliate thereof the full amount of such expenditures; (y) a breach of any of Seller’s representations, warranties or covenants contained in this Agreement or a breach of, or conflict with, any Contract to which Seller or any of its respective Affiliates is party to or to which any of them are otherwise bound or (z) a violation of any Applicable Law. From and after the Closing, (1) (A) Buyer (including after the Closing, the Purchased Subsidiary) shall promptly, upon request of Seller, reimburse, and shall indemnify and hold harmless Seller and its Subsidiaries and Affiliates against, all Damages arising from or relating to the portion of any Shared Customer Contract apportioned to the Business and (B) Buyer and its Subsidiaries (including after the Closing, the Purchased Subsidiary) and Affiliates shall not extend the term or otherwise amend the terms of any Shared Customer Contract in a manner that would adversely affect Seller or any of its Subsidiaries or Affiliates without prior written consent of Seller (in its sole discretion); and (2) (A) Seller shall promptly, upon request of Buyer, reimburse, and shall indemnify and hold harmless Buyer and the Purchased Subsidiary and their respective Subsidiaries and Affiliates against, all Damages arising from or relating to the portion of any Shared Customer Contract apportioned to any Retained Business pursuant to this Section 2.02(a) and (B) Seller and its Subsidiaries and Affiliates shall not extend the term or otherwise amend the terms of any Shared Customer Contract in a manner that would adversely affect Buyer or the Purchased Subsidiary or any of their respective Subsidiaries or Affiliates without prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed).

(b)If any such approval, consent or assignment referred to in this Section 2.02 is not obtained prior to the Closing, the Closing shall nonetheless take place subject only to the satisfaction or waiver of the conditions set forth in Article 10.
Section 2.03Purchase Price. The purchase price for the Interests is (i) $147,000,000 (the “Base Amount”), plus (ii) Closing Cash, plus (iii) the Closing Net Working Capital Adjustment Amount, minus (iv) Closing Indebtedness minus (v) Closing Transaction Expenses (such aggregate amount, as adjusted and finally determined in accordance with Section 2.06(e), the “Purchase Price”). The Estimated Purchase Price shall be paid as provided in Section 2.04 and shall be subject to adjustment as provided in Section 2.07.
Section 2.04Estimated Purchase Price. Not less than two (2) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement setting forth (a) in reasonable detail Seller’s good faith estimates of (i) Closing Net Working Capital (“Estimated Closing Net Working Capital”), (ii) Closing Indebtedness (“Estimated Closing Indebtedness”), (iii) Closing Cash (“Estimated Closing Cash”), and (iv) Closing Transaction Expenses (“Estimated Closing Transaction Expenses”) and (b) Seller’s calculation of the Estimated Net Working Capital Adjustment Amount (accompanied by reasonable supporting detail and data and schedules supporting the determination of each component item of the Estimated Closing Net Working Capital), and on the basis of the foregoing, a calculation of the Estimated Purchase Price (together with the calculations referred to in clauses (a) and (b) above, the “Estimated Closing Statement”). The Estimated Closing Statement shall be prepared in accordance with the accounting principles and methodologies set forth in the Illustrative Net Working Capital Schedule, the Net Working Capital Accounting Principles and this Agreement, and, to the extent consistent with the foregoing, GAAP, consistently applied. No amount shall be included, in whole or in part (either as an increase or reduction), more than once in the calculation of the Estimated Closing Statement (or any items reflected thereon). Following delivery of the Estimated Closing Statement, Seller shall provide Buyer and its Representatives reasonable access, during normal business hours and with advance written notice, to the relevant books and records and employees and Representatives of Seller and the Purchased Subsidiary in connection with Buyer’s review of the calculation of the Estimated Purchase Price. During the period from the delivery of the Estimated Closing Statement until the Closing, Buyer shall have the opportunity to review the Estimated Closing Statement, and Buyer and Seller will work together in good faith to resolve any questions, comments or disputes related thereto; provided, that if Seller and Buyer do not mutually agree upon the contents of the Estimated Closing Statement, Seller’s calculations shall be used at the Closing as the basis for determining the Estimated Purchase Price payable at Closing.

Section 2.05Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the purchase and sale of the Interests hereunder shall take place remotely by electronic exchange of documents and signatures (or their electronic counterparts) at such time to be agreed by the parties, and in such other places and at such times as are necessary to effect the transactions to be consummated at the Closing, (a) within four (4) Business Days following the date on which each of the conditions set forth in Article 10 hereof are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions); provided, that, unless agreed to in writing by Buyer and Seller, the Closing shall not occur prior to July 1, 2026; or (b) at such other place or time as the parties may agree. The date of the Closing is referred to as the “Closing Date”. The effective time of the Closing for accounting purposes shall be deemed to be 12:01 am Mountain Time on the Closing Date (the “Effective Time”).

(a)Buyer shall deliver to Seller (or as otherwise provided below) at the Closing:
(i)a certificate, dated the Closing Date and signed by an executive officer of Buyer, pursuant to Section 10.03(c) hereof;

(ii)a duly executed counterpart to each Transaction Document to which Buyer or any Affiliate thereof is a party; and
(iii)the Estimated Purchase Price, minus (a) the Adjustment Escrow Amount and minus (b) the Indemnity Escrow Amount, in immediately available funds by wire transfer to an account or accounts designated by Seller by notice to Buyer;
(iv)to Citibank, N.A. (the “Escrow Agent”), $750,000 (the “Adjustment Escrow Amount”) and $312,375 (the “Indemnity Escrow Amount”), to the accounts designated by the Escrow Agent in writing to Buyer at least two (2) Business Days prior to the Closing (the “Adjustment Escrow Account” and the “Indemnity Escrow Account”, respectively), which shall be held by the Escrow Agent in accordance with the terms and conditions of this Agreement and the Escrow Agreement;
(v)an amount equal to the Estimated Closing Transaction Expenses, to the Persons and accounts designated in the Estimated Closing Statement; and
(vi)a copy of the R&W Insurance Policy or an executed binder agreement relating thereto.
(b)Seller shall deliver to Buyer at the Closing:
(i)resolutions of Seller’s Board of Directors approving this Agreement and the other Transaction Documents;
(ii)a certificate of Good Standing with respect to the Purchased Subsidiary issued by the applicable secretary of state of the Purchased Subsidiary’s jurisdiction of formation, dated within five (5) Business Days prior to the Closing Date;
(iii)a certificate, dated the Closing Date and signed by an executive officer of Seller, pursuant to Section 10.02(e) hereof;
(iv)a duly executed counterpart to each Transaction Document to which Seller or any Affiliate (including the Purchased Subsidiary) thereof is a party;
(v)a duly executed IRS Form W-9 from Seller;
(vi)customary release documentation with respect to the Existing Credit Facility, in form and substance reasonably satisfactory to Buyer, providing for the release (substantially concurrently with the Closing) of (x) all guarantees provided by the Purchased Subsidiary under or in connection with the Existing Credit Facility, and (y) all Liens on the Interests and on any assets of the Purchased Subsidiary under or in connection with the Existing Credit Facility;
(vii)a certificate representing the Interests (if certificated), duly endorsed in blank or with duly executed stock or other transfer documents attached, or, if not certificated, an Assignment of Limited Liability Company Interest with respect to the Interests, in form and substance reasonably satisfactory to Buyer, free and clear of all Liens other than Liens imposed by applicable securities laws;
(viii)evidence of termination of each of the Intercompany Agreements in form and substance reasonably satisfactory to Buyer;

(ix)evidence that all notes payable, accounts receivable, advances, loans and other amounts owing to the Purchased Subsidiary by Seller or any Affiliate thereof, or any officer, employee, former member or director thereof will have been repaid in full to the Purchased Subsidiary;
(x)signed resignations, effective as of the Closing Date, from each of the managers or directors and officers of the Purchased Subsidiary set forth on Section 2.05(b)(x) of the Disclosure Schedule, in form and substance reasonably satisfactory to the Buyer; and
(xi)fully executed copies of the IP Assignment Agreement and the Asset Transfer Agreement.
Section 2.06Final Purchase Price Calculation.
(a)As promptly as practicable, but no later than ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller, Buyer’s good faith calculation in reasonable detail of the actual (i) Closing Net Working Capital (accompanied by reasonable supporting detail and data and schedules supporting the determination of each component item of the Closing Net Working Capital), (ii) Closing Indebtedness, (iii) Closing Cash, (iv) Closing Transaction Expenses, and (v) on the basis of the foregoing, the resulting calculation of the Purchase Price (together with the calculations referred to in clauses (i) through (v) above, the “Closing Statement”). No amount shall be included, in whole or in part (either as an increase or reduction), more than once in the calculation of the Closing Statement (or any items reflected thereon). The Closing Statement shall be prepared in accordance with the accounting principles and methodologies set forth in the Illustrative Net Working Capital Schedule, the New Working Capital Accounting Principles and this Agreement, and, to the extent consistent with the foregoing, GAAP, consistently applied. If Buyer fails to timely deliver the Closing Statement in accordance with the first sentence of this Section 2.06(a) within such ninety (90) day period, then, at the election of Seller in its sole discretion either (x) the Estimated Closing Statement delivered by Seller to Buyer pursuant to Section 2.04 shall be deemed to be the Closing Statement, for all purposes hereunder or (y) Seller shall be entitled to retain (at the sole cost and expense of Buyer) an independent accounting firm of recognized national standing to provide an audit of the books of the Business and determine the calculation of, and prepare, the Closing Statement consistent with the provisions of this Section 2.06(a), with the determination of such independent accounting firm being conclusive, final and binding on the parties hereto.
(b)If, within forty-five (45) days after its receipt of the Closing Statement, Seller disagrees with Buyer’s calculation of the Closing Net Working Capital, the Closing Indebtedness, the Closing Cash, the Closing Transaction Expenses and/or the Purchase Price as set forth in the Closing Statement, Seller shall, on or prior to such forty-fifth (45th) day after its receipt of the Closing Statement, deliver a written notice to Buyer (a “Dispute Notice”), together with Seller’s proposed alternative calculations. In the event that Seller does not timely provide a Dispute Notice on or prior to such forty-fifth (45th) day after its receipt of the Closing Statement, Seller shall be deemed to have agreed to the Closing Statement (including the determinations included therein) delivered by Buyer pursuant to Section 2.06(a), which shall be final, binding and conclusive for all purposes hereunder. The Dispute Notice shall specify in reasonable detail those items or amounts as to which Seller disagrees (each, a “Disputed Item”).

(c)If Seller delivers a Dispute Notice to Buyer within forty-five (45) days after its receipt of the Closing Statement, Buyer and Seller shall, during the thirty (30) days following such delivery, negotiate in good faith to resolve any such disagreements with respect to the Closing Statement. Any Disputed Item resolved in writing between Buyer and Seller within such thirty (30)-day period shall be final, binding and conclusive for all purposes hereunder with respect to such items. If the parties resolve all of the Disputed Items in the Closing Statement in accordance with the foregoing procedure, the Closing Statement shall be revised to reflect such resolution and the amount of the Closing Net Working Capital, the Closing Indebtedness, the Closing Cash, and the Closing Transaction Expenses agreed upon by the parties as reflected in such revised Closing Statement shall be final, conclusive and binding on the parties, absent Fraud. If Buyer and Seller are unable to reach such agreement on all Disputed Items during such period, then the parties shall promptly jointly request that Deloitte & Touche LLP, or if such firm is unable or unwilling to act, another nationally recognized independent public accounting firm as shall be mutually agreed by the parties (the “Independent Accountant”), make a binding determination only as to the remaining Disputed Items and amounts in the Closing Statement in accordance with the terms of this Agreement. The Independent Accountant will, under the terms of its engagement, (i) act as an expert and not an arbitrator and (ii) have no more than thirty (30) days from the date of referral within which to render its written decision with respect to such Disputed Items and amounts. The Independent Accountant shall consider only those items or amounts in the Closing Statement as to which the parties are in disagreement. The Independent Accountant shall deliver to the parties a written report setting forth its adjustments, if any, to the Closing Statement based on the Independent Accountant’s determination with respect to the Disputed Items and amounts in accordance with this Agreement and the Net Working Capital Accounting Principles and such report shall include the calculations supporting such adjustments; provided, that the Independent Accountant may not assign a value to any item greater than the greatest value for such item claimed by one of the parties in the Closing Statement or Dispute Notice, respectively, or less than the smallest value for such item claimed by one of the parties in the Closing Statement or Dispute Notice, respectively. Such report shall be final, conclusive and binding on the parties, absent Fraud or manifest error. The costs, fees and expenses of the Independent Accountant will be borne by Seller, on the one hand, and Buyer, on the other hand, in inverse proportion to their relative success in the dispute as determined by the Independent Accountant; provided, that any initial engagement fees owed to the Independent Accountant will be initially paid 50% by Seller and 50% by Buyer (and subsequently reimbursed in accordance with the foregoing, as applicable). For example, should the aggregate items in dispute total $1,000 and the Independent Accountant awards $600 in favor of Seller’s position, Buyer would pay 60% of the costs of the Independent Accountant’s review and Seller would pay 40% of the costs of the Independent Accountant’s review.
(d)Buyer and Seller agree that they will, and agree to cause their respective independent accountants and Subsidiaries to, cooperate and assist in the preparation of the Closing Statement and the calculation of the Purchase Price and in the conduct of the reviews referred to in this Section 2.06, including the making available to the extent necessary of books, records, work papers and personnel under its control, subject to Section 5.02, Section 6.01 and Section 7.09(c) and Section 7.09(d).
(e)The date on which the Closing Statement is finally determined in accordance with this Section 2.06 shall be referred to as the “Determination Date.” The “Final Purchase Price” means the (x) the Purchase Price set forth in the Estimated Closing Statement if Buyer fails to timely deliver the Closing Statement in accordance with Section 2.06(a), (y) the Purchase Price as set forth in the Closing Statement if Seller does not duly deliver a Dispute Notice or (z) if a Dispute Notice is timely delivered as agreed between Seller and Buyer pursuant to Section 2.06(c) or in the absence of such agreement, as determined by the Independent Accountant pursuant to Section 2.06(c).

Section 2.07Adjustment of Purchase Price. Within five (5) Business Days following the Determination Date, (i) if the Estimated Purchase Price exceeds the Final Purchase Price (the amount of such excess, the “Negative Adjustment Amount”), Buyer and Seller shall jointly instruct the Escrow Agent to disburse an amount equal to the Negative Adjustment Amount to Buyer out of the Adjustment Escrow Account and any remaining amount in the Adjustment Escrow Account to Seller, and in the event that the Adjustment Escrow Amount is insufficient to pay the Negative Adjustment Amount owed to Buyer, then the Seller shall pay, or cause to be paid, to Buyer an amount equal to such excess amount in cash by wire transfer of immediately available funds to an account designated in writing by Buyer, (ii) if the Final Purchase Price exceeds the Estimated Purchase Price (the amount of such excess, the “Positive Adjustment Amount”), Buyer shall pay, or cause to be paid, to Seller an amount equal to the Positive Adjustment Amount in cash by wire transfer of immediately available funds to an account designated in writing by Seller and Buyer and Seller shall jointly instruct the Escrow Agent to disburse all funds available in the Adjustment Escrow Account to Seller, or (iii) if the Estimated Purchase Price neither exceeds nor is less than the Final Purchase Price, neither party shall pay, or cause to be paid, any amount to the other party in connection therewith, and Buyer and Seller shall jointly instruct the Escrow Agent to disburse all funds available in the Adjustment Escrow Account to Seller.

Section 2.08Payments. Any amount required to be paid by Buyer or Seller under this Agreement that is not paid within the period specified for such payment shall bear interest from and including the date such payment was required to be made hereunder, to but excluding the date of payment, at a rate per annum equal to the rate of interest publicly announced by JPMorgan Chase Bank from time to time as its prime rate in effect at its office located at 270 Park Avenue, New York, New York in effect from time to time during the period from the date such payment was required to be made hereunder, to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days elapsed.

Section 2.09Withholding. Notwithstanding anything in this Agreement to the contrary, Buyer (and any other Person that has any withholding obligation with respect to any payment made pursuant to this Agreement) shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement any amount as may be required to be deducted and withheld with respect to the making of such payment under the Code, or any other provision of Applicable Law. Notwithstanding the foregoing, (i) Buyer acknowledges and agrees that, absent a change in Applicable Law after the date hereof requiring otherwise, no withholding is required with respect to payments of the Purchase Price to Seller as long as Seller provides a completed IRS Form W-9 (as contemplated by Section 2.05(b)(v)) and (ii) Buyer shall notify Seller in writing of any required withholdings or deductions prior to the date such payment is made and shall reasonably cooperate with Seller to permit Seller to obtain any available exemption from or reduction to such withholding. Any amounts so deducted and withheld shall be timely paid over to the appropriate Tax authority as required by Applicable Law. To the extent that any such amounts are so deducted or withheld by Buyer or such other Person, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

Article 3REPRESENTATIONS AND WARRANTIES OF SELLER REGARDING SELLER AND THE PURCHASED SUBSIDIARY
Seller represents and warrants to Buyer as of the date hereof and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case Seller makes the representations and warranties as of such particular date) and except as set forth in the Disclosure Schedule, that:
Section 3.01Corporate Existence and Power. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority required to carry on the Business as presently conducted.

Section 3.02Corporate Authorization. The execution, delivery and performance by Seller and its Subsidiaries (including the Purchased Subsidiary) of the Transaction Documents to which they are parties, and the consummation by Seller or any of its Subsidiaries (including the Purchased Subsidiary) of the transactions contemplated hereby and thereby, are within Seller’s and any such Subsidiaries’ power and authority and have been, or will be prior to their execution, delivery and performance, duly authorized by all necessary action and no other or further action on the part of Seller or any of its Subsidiaries (or their respective equity holders) is necessary to authorize the execution and delivery by Seller and its Subsidiaries of the Transaction Documents to which they are parties, the performance by them of their obligations thereunder, and the consummation by them of the transactions contemplated thereby. This Agreement has been duly executed and delivered by Seller and, assuming due and valid execution by each other party hereto, this Agreement constitutes a valid and binding agreement of Seller, enforceable against Seller in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity (collectively, the “Enforceability Exceptions”)). Upon the execution and delivery thereof by Seller and its Subsidiaries that are parties thereto, the other Transaction Documents will have been duly executed and delivered by Seller and such Subsidiaries and, assuming due and valid execution by each other party thereto (other than Seller and its Subsidiaries), each other Transaction Document to which Seller or any of its Subsidiaries is a party constitutes a valid and binding agreement of Seller and each such Subsidiary, enforceable against Seller and each such Subsidiary in accordance with its terms, subject to the Enforceability Exceptions.
Section 3.03Governmental Authorization. The execution, delivery and performance by Seller and its Subsidiaries of each Transaction Document to which they are a party, as applicable, and the consummation by Seller and such Subsidiaries of the transactions contemplated hereby and thereby require no action by or in respect of, or filing, declaration or registration with, any Governmental Authority and none of Seller nor any Subsidiary of Seller is required to provide any notice, declaration or filing or receive the consent, clearance or approval of any Governmental Authority with respect to any of the foregoing, other than (i) compliance with any applicable requirements of the HSR Act; (ii) the filing of the applications and notices with, and the receipt of the approvals, licenses or consents of, the Governmental Authorities set forth on Section 3.03 of the Disclosure Schedule; (iii) compliance with any applicable securities laws; and (iv) any such other action or filing as to which the failure to make or obtain would not reasonably be expected, individually or in the aggregate, to be material to the business, results of operations, assets or condition (financial or otherwise) of Buyer and its Subsidiaries, taken as a whole, in any case following the Closing.

Section 3.04Noncontravention. The execution, delivery and performance by Seller and each of its Subsidiaries of the Transaction Documents to which they are a party, as applicable, and the consummation of the transactions by Seller and such Subsidiaries contemplated hereby and thereby do not and will not, (i) conflict with or violate any provision of the certificate of incorporation, bylaws, certificate or articles of formation, operating or limited liability company agreement or other similar organizational documents of Seller or such Subsidiary, as applicable, (ii) assuming compliance with the matters referred to in Section 3.03 of the Disclosure Schedule, conflict with or violate any Applicable Law or any Order applicable to Seller, any such Subsidiary or the Business, (iii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Seller or the Purchased Subsidiary under, any provision of a Material Contract (other than a Shared Contract), or to a loss of any benefit to which Seller or the Purchased Subsidiary is entitled under, any provision of a Material Contract (other than a Shared Contract) or (iv) result in the creation or imposition of any Lien on the Interests or on any asset of the Purchased Subsidiary (except for any Permitted Liens), with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected, individually or in the aggregate, to be material to the Purchased Subsidiary or the Business, taken as a whole, or have a Material Adverse Effect on Seller’s or the Purchased Subsidiary’s ability to consummate any of the transactions contemplated hereby.
Section 3.05Purchased Subsidiary.
(a)The Purchased Subsidiary is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite organizational power and authority required to own, operate or lease all of its properties and assets, and to carry on the Business as presently conducted. The Purchased Subsidiary is duly licensed or qualified to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which such licensing or qualification is necessary, except where the failure to be so licensed or qualified would not reasonably be expected, individually or in the aggregate, to have a material effect on the Purchased Subsidiary or the Business, taken as a whole. Section 3.05(a) of the Disclosure Schedule accurately sets forth each jurisdiction where the Purchased Subsidiary is qualified, licensed or admitted to do business.
(b)Section 3.05(b) of the Disclosure Schedule sets forth the authorized, issued and outstanding Equity Interests of the Purchased Subsidiary and the record and beneficial owners of such outstanding Equity Interests. All of the Interests are owned beneficially and of record by Seller free and clear of any Lien (other than (x) Liens imposed by applicable securities laws and (y) Liens under the Existing Credit Facility that will be discharged upon the consummation of the Closing). All of Interests (i) are duly authorized, validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights and (ii) were offered and issued in compliance with applicable securities laws. The Purchased Subsidiary has no Subsidiaries.

(c)There are no outstanding subscription rights, options, warrants, commitments, preemptive rights, derivatives, convertible securities, conversion rights, deferred compensation rights, exchange rights, agreements, arrangements or commitments of any kind or Contracts to which the Purchased Subsidiary, Seller or any of its Subsidiaries is a party or by which any of them is bound relating to the issuance of, or outstanding securities convertible into or exercisable or exchangeable for, any Equity Interests in or to the Purchased Subsidiary. There are no proxies, voting rights, shareholder agreements, registration rights agreements, buy-sell agreements or other agreements or understandings with respect to the voting or transfer of Equity Interests of the Purchased Subsidiary (including Contracts relating to rights of first refusal, right of first offer, co-sale rights or “drag-along” rights). No holder of Indebtedness of the Purchased Subsidiary (including the holder of the Existing Credit Facility), nor any other Person, has any right to convert or exchange such Indebtedness for any Equity Interests of the Purchased Subsidiary. None of the outstanding Equity Interests of the Purchased Subsidiary were issued in violation of any options, warrants, derivatives, convertible securities, conversion rights, exchange rights or other rights to subscribe for or purchase any securities of the Purchased Subsidiary, the certificate or articles of formation, or operating or limited liability company agreement of the Purchased Subsidiary or any Contract to which the Purchased Subsidiary is or was a party or by which it is or was bound.
Section 3.06Financial Statements; Undisclosed Liabilities.

(a)Section 3.06 of the Disclosure Schedule sets forth true, complete and correct copies of the following financial statements (collectively and each individually, the “Carve-Out Financial Statements”): (x) the unaudited balance sheets for the Business (the “Balance Sheets”) as of (i) December 31, 2025 and (ii) the Balance Sheet Date, and (y) the unaudited statements of profits and losses for the Business for (i) the calendar year ended December 31, 2024, (ii) the calendar year ended December 31, 2025, (iii) the twelve (12)-month period ended on the Balance Sheet Date, and (iv) the three (3)-month period ended on the Balance Sheet Date. Each of the Carve-Out Financial Statements has been derived from the books and records of the Seller and its Subsidiaries, has been prepared in accordance with GAAP applied on a consistent basis throughout the period involved (subject to (i) the absence of footnote disclosure and other presentation items, (ii) changes resulting from normal year-end adjustments (none of which would reasonably be expected, individually or in the aggregate, to be material to the Business, taken as a whole) and (iii) good faith allocations of shared expenses and liabilities to the Business), and presents fairly, in all material respects, the financial position of the Business (taken as a whole) as of its date and the results of operations of the Business (taken as a whole) for the period covered thereby. Buyer acknowledges that throughout the periods covered by the Carve-Out Financial Statements, the Business has not operated as a separate stand-alone entity for purposes of financial reporting, and instead the balance sheet and statements of profits and losses of the Business have been reported within the consolidated financial statements of Seller and its applicable Affiliates.

(b)Neither Seller nor any of its Subsidiaries has any claims or Liabilities in respect of the Business that would be required to be reflected on an audited balance sheet of the Business (including the notes thereto) in accordance with GAAP, except for (i) Liabilities arising under Contracts entered into in the ordinary course of business (other than as a result of breach of Contract, tort, infringement or violation of Applicable Law), (ii) Liabilities reflected on the Carve-Out Financial Statements, (iii) Liabilities arising under or incurred in connection with this Agreement or any other Transaction Document, (iv) Liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice (other than those arising from a breach of Contract or duty, commission of a tort or violation of Applicable Law), or (v) other Liabilities that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Seller and its Subsidiaries maintain a standard system of accounting for the Business designed to provide reasonable assurances regarding the reliability of financial reporting related to the Business. During the period covered by the Carve-Out Financial Statements, there has been no (A) material deficiency or material weakness in the system of internal controls over financial reporting used by Seller and its Subsidiaries that is reasonably likely to adversely affect in any material respect the ability to record, process, summarize and report financial information related to the Business, (B) Fraud by any management or other employees of Seller or its Subsidiaries in relation to the preparation of the Carve-Out Financial Statements, (C) material wrongdoing that involves any employee of Seller or its Subsidiaries who has or had a significant role in the preparation of the Carve-Out Financial Statements or the internal controls over financial reporting related to the Business used by Seller and its Subsidiaries, or (D) written claim or allegation regarding any of the foregoing.
(c)Except as set forth in Section 3.06(c) of the Disclosure Schedule, after giving effect to the Pre-Closing Reorganization, (i) the Purchased Subsidiary will not have any Liabilities relating to the Retained Business, and (ii) the Purchased Subsidiary will not have any Indebtedness other than Indebtedness included in Estimated Closing Indebtedness and that will be paid off at Closing.
Section 3.07Absence of Certain Changes. Except as set forth in Section 3.07 of the Disclosure Schedule or in connection with the Pre-Closing Reorganization, from the Balance Sheet Date to the date of this Agreement, (i) the Business, taken as a whole, has been conducted in all material respects in the ordinary course consistent with past practices and (ii) there has not been, with respect to the Purchased Subsidiary or the Business any:

(a)event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;
(b)amendment of the certificate or articles of formation, operating or limited liability company agreement or other similar organizational documents of the Purchased Subsidiary;
(c)issuance, sale or other disposition, split, combination or reclassification of any Equity Interests of the Purchased Subsidiary;
(d)declaration or payment of any distributions on or in respect of any Equity Interests of the Purchased Subsidiary or redemption, purchase or acquisition of any Equity Interests of the Purchased Subsidiary;
(e)material change in any method of accounting, accounting practice, cash management practice or tax election, in each case, with respect to the Purchased Subsidiary and except as required by GAAP or Applicable Law;

(f)material change in the policies of the Purchased Subsidiary with regard to the payment of accounts payable or the collection of accounts receivable or write-off as uncollectible of any notes or accounts receivable or any portion thereof, except changes required by GAAP or Applicable Law;
(g)abandonment, disposition, lapse, termination, assignment, sale, lease, license, or transfer of any Owned Intellectual Property that is or was material to the Business or the Purchased Subsidiary, individually or in the aggregate (other than non-exclusive licenses granted to customers in the ordinary course of business and consistent with past practice);
(h)except in the ordinary course of business consistent with past practice, payment or increase in the compensation, equity, severance, welfare or other benefits payable or to become payable by Seller or the Purchased Subsidiary to any present or former Business Employee or Business Independent Contractor, except as required by Applicable Law, Contract or the terms of any Business Benefit Plan in effect on the date of this Agreement;
(i)implementation or announcement of any action that triggered, or will trigger, WARN;
(j)acquisition or disposition by the Purchased Subsidiary of any material asset or material property (including any real property but excluding any Business Intellectual Property), other than acquisitions of equipment in the ordinary course of business consistent with past practice;
(k)acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other Equity Interests of, or by any other manner, any business or any Person or any division thereof;
(l)adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Applicable Law or consent to the filing of any bankruptcy petition against it under any similar Applicable Law;
(m)(A) change in Tax elections, Tax accounting period or any method of Tax accounting, reversal of any accruals; (B) claim of a Tax refund or forgoing of a Tax refund outside the ordinary course of business where such refund will be taken into account in Closing Indebtedness; (C) request for Tax Return extensions granted outside the ordinary course of business; or (D) signing, or entry into, any voluntary disclosure (or similar) agreement with any Governmental Authority, in each case that would bind the Purchased Subsidiary after the Closing, provided, that this clause shall not apply to any Tax Returns of the Seller Group or relating to Combined Taxes; or
(n)commencement or settlement of any Action involving an amount in excess of $100,000, against any Person or settlement of any Action.
Section 3.08Material Contracts (a) Section 3.08 of the Disclosure Schedule sets forth a true and correct list, as of the date of this Agreement, of the following Contracts (arranged in accordance with Section 3.08(a)), (x) to which the Purchased Subsidiary is a party or (y) to which Seller or any of its Subsidiaries (other than the Purchased Subsidiary) is a party and which constitutes an Additional Asset:

(i)any lease or sublease (whether of real or personal property);

(ii)any Contract with any Top Supplier (excluding purchase orders, sales acknowledgements, statements of work, and other similar documents) and that cannot be terminated with fewer than 120 days’ notice without payment by Seller or of its Subsidiaries of any material penalty;
(iii)any Contract with any Top Customer (excluding purchase orders, sales acknowledgements, statements of work, and other similar documents and all Contracts substantially similar to the form master services agreement of the Business and standard variations thereof, copies of such forms having been made available to Buyer) and that cannot be terminated with fewer than 120 days’ notice without payment by Seller or any of its Subsidiaries of any material penalty;
(iv)any Shared Contracts material to the Business, taken as a whole;
(v)any Contract with any Governmental Authority (but excluding Contracts with public hospital systems, public universities, public research institutions, public-private partnerships, and other government-sponsored entities);
(vi)any Contract pursuant to which Seller or any of its Subsidiaries licenses Intellectual Property Rights that are material to the Business from a third party, but excluding (A) Contracts for Standard Software, (B) Contracts with employees or contractors, (C) Contracts including a non-exclusive license or other non-exclusive rights to Intellectual Property Rights that are incidental or ancillary to the primary purpose of the Contract, and (D) confidentiality or non-disclosure agreements;
(vii)each Contract pursuant to which the Purchased Subsidiary licenses material Business Intellectual Property Rights to a third party, other than (A) confidentiality or non-disclosure agreements, (B) non-exclusive licenses granted to customers in the ordinary course of business, (C) incidental trademark licenses, and (D) licenses granted to vendors and service providers solely to provide products and services to the Purchased Subsidiary or the Business or with respect to feedback provided by the Purchased Subsidiary, Seller, or any of its Subsidiaries;
(viii)any power of attorney or similar grant of agency executed with respect to the Business;
(ix)any Intercompany Agreement;
(x)any Contract containing an express covenant that limits, in any material respect, the freedom of the Business to compete in any line of business or with any Person or in any geographic area and which would so limit the freedom of Buyer or its Subsidiaries (including, after the Closing, the Purchased Subsidiary) after the Closing Date, except with respect to any obligation or covenant to the extent it solely relates to an obligation not to use proprietary information of any third party arising under any confidentiality, non-disclosure or other agreement or contract;
(xi)any Contract granting “most favored nation” status or similar terms (including with respect to pricing) to any Person, or any Contract providing for the grant of rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any agreement which requires the purchase of all or substantially all of a particular service or product from a supplier or containing a minimum purchase commitment, in each case, that would apply to the activities of Buyer or its Subsidiaries (including, after the Closing, the Purchased Subsidiary) after the Closing with respect to the Business;

(xii)any severance, retention, change in control or other similar agreement with any Business Employee or contractor engaged to provide services to the Business that provides for the payment or provision of any cash or other compensation or benefits in connection with the consummation of the transactions contemplated by this Agreement, other than any Business Benefit Plan;
(xiii)any settlement agreement that would impose material limitations on the operation of the Business after the Closing;
(xiv)any Contract in respect of or evidencing indebtedness for borrowed money of the Purchased Subsidiary;
(xv)any Contract with any Business Independent Contractor and any Non-Ordinary Course Employee Contract;
(xvi)any (A) collective bargaining agreement or (B) Contract with any union, labor organization, works council or other employee representative of a group of employees relating to the Business;
(xvii)any Contract for future capital expenditures in excess of $100,000;
(xviii)any Contract under which Seller or its Subsidiary has advanced or loaned any amount to any of its directors, managers, officers or employees in connection with the Business (other than expense advances to employees in the ordinary course of business);
(xix)any Contract relating to the sale of the tangible assets or real properties used in connection with the Business, other than in the ordinary course of business and other than sales obsolete, worn out or unused assets in the ordinary course of business; or
(xx)any Contract relating to the acquisition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise), under which after the Closing, the Purchased Subsidiary would reasonably be expected to have a continuing material obligation with respect to an “earn out,” contingent purchase price, milestone or similar contingent payment.

(a)(i) Each Contract required to be disclosed on Section 3.08 of the Disclosure Schedule (each, a “Material Contract”) is in full force and effect, constitutes a legal, valid and binding obligation of Seller or its applicable Subsidiary party thereto and, to the knowledge of Seller, each other party thereto, and is enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions; (ii) neither Seller nor its applicable Subsidiary party thereto nor, to the knowledge of Seller, any other party to such Material Contract is in material breach of or material default under such Material Contract; (iii) to Seller’s knowledge, no event has occurred and no circumstance exists, in each case that (with or without notice or lapse of time or both) would constitute a material breach of or material default under, would cause or permit the termination or cancellation of, would cause any loss of benefit under, or would give rise to any right to accelerate the maturity or performance of any obligation under, such Material Contract; and (iv) neither Seller nor its applicable Subsidiary party thereto has provided to or received from any counterparty thereto any written notice regarding any actual or alleged material breach of or material default under (or of any condition which with the passage of time or the giving of notice or both would cause a material breach of or material default under) such Material Contract. Seller made available to Buyer true, correct and complete copies of all written Material Contracts (including all amendments thereto) and written descriptions of all material terms of all oral Material Contracts.
Section 3.09Litigation. There is no Action pending or, to the knowledge of Seller, threatened (i) against the Purchased Subsidiary or otherwise in respect of the Business (including against Seller or any of its Subsidiaries with respect to the Business), or (ii) that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. There is no Order outstanding, unsatisfied judgment, penalty or award against or applicable to the Business (including against Seller or any of its Subsidiaries with respect to the Business) that is reasonably expected, individually or in the aggregate, to be material to the Business, taken as a whole.

Section 3.10Compliance with Laws. The Business is being, and since the Lookback Date has been, conducted in compliance in all material respects with all Applicable Laws and all Orders applicable to the Business. Seller is, and since the Lookback Date has been, in compliance in all material respects with all Applicable Laws applicable to its ownership of the Interests. Since the Lookback Date, Seller has not received written or, to the knowledge of Seller, other notice that Seller is not in compliance in all material respects with any Applicable Laws or Orders with respect to the Business, except as would not reasonably be expected, individually or in the aggregate, to have a material effect on the Business, taken as a whole.

Section 3.11Properties; Liens.
(a)Seller and its Subsidiaries do not own or lease any real property that is primarily related to the Business. The Purchased Subsidiary does not own, and has never owned any real property and does not lease any real property.
(b)Subject to any adjustments resulting from the Pre-Closing Reorganization (including the transfer and assignment of the Additional Assets to the Purchased Subsidiary), Seller and each of its Subsidiaries has good and valid title to, or a valid leasehold or other contractual interest in, all assets and properties (including the Additional Assets) used or held for use in the Business, including all such personal property reflected on the Balance Sheet (other than assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date), in each case free and clear of all Liens other than Permitted Liens.

(c)All of the physical assets of Seller and its Subsidiaries that are held or employed for use in, or related to, the operation or conduct of the Business are in reasonably good operating condition and repair, subject to normal wear and maintenance, are usable in the ordinary course of business and conform in all material respects to applicable Laws and all Permits issued relating to their use and operation.
(d)No material asset or property owned by the Purchased Subsidiary prior to the Pre-Closing Reorganization, or Additional Asset, is subject to any Lien, except for:
(i)Liens disclosed in Section 3.11(d) of the Disclosure Schedule;
(ii)Liens for Taxes, assessments and similar charges that are not yet due and payable, or, if due, not delinquent or that are being contested in good faith through appropriate proceedings, provided an adequate reserve, determined in accordance with GAAP, has been established therefor;
(iii)Landlord’s, mechanic’s, materialman’s, carrier’s, repairer’s, worker’s, warehouseman’s and other similar Liens arising or incurred in the ordinary course of business or that are not yet due and payable, or, if due, not delinquent or that are being contested in good faith through appropriate proceedings, provided an adequate reserve, determined in accordance with GAAP, has been established therefor;
(iv)Liens constituting licenses or sublicenses in respect of non-exclusive licenses of Intellectual Property Rights granted in the ordinary course of business; and
(v)Liens which will be extinguished and released in full as of the Closing (including Liens under the Existing Credit Facility) (clauses (i) – (v) of this Section 3.11(d) are, collectively, the “Permitted Liens”).
Section 3.12Intellectual Property.

(a)Section 3.12(a) of the Disclosure Schedule contains a list of (i) each item of Registered Intellectual Property which is also Business Intellectual Property Rights; (ii) the jurisdiction in which each such item of Registered Intellectual Property has been registered or filed; (iii) the application and registration date thereof; (iv) the application and registration number thereof; (v) for each such item of Registered Intellectual Property that is a domain name, information about the domain name registrar with which such domain name has been registered or filed; and (vi) the name of the owner of record and of any other Person that has an ownership interest in any such item of Registered Intellectual Property and the nature of such ownership interest. Each such item of Registered Intellectual Property is subsisting and, to the knowledge of Seller, valid and, excluding pending applications, enforceable. Section 3.12(a) of the Disclosure Schedule also identifies all material common law Trademarks in each case used or held for use in the operation or conduct of the Business as it is currently conducted.
(b)Seller has made available to Buyer a complete and accurate copy of each standard form of (i) agreement with any Business Employee containing any assignment of Business Intellectual Property Rights or any confidentiality provision; (ii) agreement with any consultant for Seller or its Subsidiary in connection with the Business containing any assignment of Business Intellectual Property Rights.

(c)Seller and its Subsidiaries exclusively own (and after giving effect to the Pre-Closing Reorganization, the Purchased Subsidiary, as of the Closing Date, will exclusively own) all right, title and interest to and in the Business Intellectual Property, free and clear of any Liens (other than Permitted Liens). All Business Intellectual Property will be fully transferable, alienable and licensable by the Purchased Subsidiary following the Closing Date without restriction and without payment of any kind to any Person in the same manner and to the same extent as immediately prior to the Closing Date. Neither Seller nor any of its Subsidiaries has granted any exclusive license of or exclusive right to material Business Intellectual Property Rights.
(d)Each Person who has contributed to the development of any material Business Intellectual Property Rights has signed an agreement that assigns exclusive ownership of such Intellectual Property Right to Seller or its Subsidiary (or, in the case of any consultant who provided services to Seller or its Subsidiary through an entity, to such entity who in turn assigned all such rights to Seller or tis Subsidiary) and obligates each such Person to customary confidentiality and non-disclosure provisions. Seller and its Subsidiaries have taken all reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all material proprietary information and trade secrets that are also Owned Intellectual Property.
(e)Neither Seller nor any of its Subsidiaries has disclosed or distributed any source code for any Software included in Business Intellectual Property Rights to any Person who was not bound by obligations to maintain the confidentiality of such source code. No event has occurred, and no circumstance or condition exists, in each case that (with or without notice or lapse of time) will, or would reasonably be expected to, result in the delivery, license, or disclosure of any source code for any Software included in Business Intellectual Property Rights to any Person who does not have a need to view such source code in order to perform his or her duties for Seller or any of its Subsidiaries and would not be bound by valid and enforceable obligations to keep such source code confidential.
(f)no interference, opposition, reissue, reexamination or other Action is pending or, to the knowledge of Seller, threatened in writing, in which the ownership, scope, validity or enforceability of any Business Intellectual Property Rights is being contested or challenged.
(g)None of the execution, delivery or performance of this Agreement or any other Transaction Document will, with or without notice or lapse of time, result in, or give any other Person the right or option to cause or declare (i) a loss of, or imposition of any Lien on, any Business Intellectual Property Rights, other than Permitted Liens or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of Business Intellectual Property Rights.
(h)To the knowledge of Seller, (i) no Person has, since the Lookback Date, infringed, misappropriated, diluted or otherwise violated any Business Intellectual Property Rights, and (ii) no Person is currently infringing, misappropriating, diluting or otherwise violating, any Business Intellectual Property Rights.
(i)The operation of the Business has not, since the Lookback Date, infringed (directly, contributorily, by inducement or otherwise), misappropriated, diluted or otherwise violated any Intellectual Property Right of any Person. The operation of the Business as currently conducted does not infringe, dilute, misappropriate or otherwise violate the Intellectual Property Right of any Person. No infringement, misappropriation, dilution, violation or similar claim or Action is pending or, to the knowledge of Seller, threatened against Seller or any of its Subsidiaries in connection with the operation of the Business. Since the Lookback Date, neither Seller nor any of its Subsidiaries has received any material notice or other communication (in writing or otherwise) alleging that the operation of the Business infringes, misappropriates, or otherwise violates any Intellectual Property Right of any Person, including any letter or other communication suggesting or offering that Seller or its Subsidiary obtain a license to any Intellectual Property Right of any third party.
(j)The Software that is included within the Business Intellectual Property Rights is free of all viruses, worms and other similar malicious code or contaminants and, to the knowledge of the Seller, does not contain any bugs, errors or problems of a material nature that disrupt its operation in any material respect.
(k)Seller and its Subsidiaries are in compliance with all applicable licenses with respect to third party components that constitute Open Source Software. Seller and its Subsidiaries do not use any Open Source Software in a manner that conditions the license governing such Open Source Software on Seller’s or its Subsidiary’s (i) distributing or disclosing any Software included within the Business Intellectual Property Rights in source code form, (ii) licensing any Software included within the Business Intellectual Property Rights for the purpose of making modifications or derivative works thereof, or (iii) licensing or distributing any Software included within the Business Intellectual Property Rights at no charge.
(l)No Governmental Authority, consortium, university or educational institution has sponsored research and development in connection with the Business as currently conducted under an agreement or arrangement that would provide such Governmental Authority, consortium, university or educational institution with any claim of ownership or license to any Business Intellectual Property Rights that is necessary for or material to the conduct of the Business.
(m)Neither Seller nor its Subsidiary has participated in any standards-setting process or organization nor made or undertaken any commitment or obligation to license, or offer to license, any Intellectual Property Right as a result of or in connection with its participation in any standards-setting process or organization.
(n)The computer, information technology and data processing systems used by the Purchased Subsidiary, together with those systems provided to the Purchased Subsidiary under the Transition Services Agreement, are reasonably sufficient for the operation of the Business as it is currently conducted in all material respects, including as to capacity and ability to process current peak volumes in a timely manner.
Section 3.13Data Privacy.
(a)With respect to the Business and the Purchased Subsidiary, Seller and its Subsidiaries are in compliance in all material respects with all Privacy Laws to which the Business is subject, and no proceedings are pending or, to the knowledge of Seller, threatened in writing against the Seller or any of its Subsidiaries alleging a violation of any Privacy Laws to which the Business is subject.
(b)With respect to the Business and the Purchased Subsidiary, Seller and its Subsidiaries and, to the knowledge of Seller, all Data Processors acting for or on behalf of Seller and its Subsidiaries in connection with their respective Processing of Personal Information for or on behalf of Seller and/or its Subsidiaries with respect to the Business and the Purchased Subsidiary, are in material compliance with, and at all times since the Lookback Date, have complied in all material respects with Seller’s and its Subsidiaries’ Privacy and Data Security Policies and contractual obligations relating to the Processing of Personal Information, including, without limitation, any business associate agreement, data and information security agreement, or similar agreement (“Contract Privacy Requirements”). Since the Lookback Date, with respect to the Business and the Purchased Subsidiary, Seller and its Subsidiaries have implemented procedures for conducting due diligence on Data Processors to assess their information security program and compliance with Privacy Laws prior to engaging any Data Processor to Process Personal Information.
(c)To the knowledge of Seller, the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the transfer of all Personal Information in the possession or control of the Purchased Subsidiary to Buyer, do not and will not (i) conflict with or result in a violation or breach of any Privacy Laws, Contract Privacy Requirements or Seller’s or its Subsidiaries’ Privacy and Data Security Policies (as currently in effect) and applicable to the Business and the Purchased Subsidiary, or (ii) require the consent of or notice to any Person concerning such Person’s Personal Information.
(d)Since the Lookback Date, with respect to the Business and the Purchased Subsidiary: (i) none of Seller, its Subsidiaries or, to Seller’s knowledge, any Data Processors with respect to Personal Information Processed for or on behalf of Seller and/or its Subsidiaries, has suffered any material unauthorized acquisition of, access, disclosure, use, denial of use, alteration, corruption, destruction, deletion, compromise, impairment, intrusion to, loss, or breach of Personal Information that (A) constitutes a breach under any applicable Privacy Laws or Contract Privacy Requirements, or (B) would trigger a notification or reporting requirement to Governmental Authorities and/or impacted data subjects under applicable Privacy Laws (a “Security Incident”); and (ii) neither Seller nor its Subsidiaries have notified and, to Seller’s knowledge there have been no facts or circumstances that would require Seller or its Subsidiaries to notify, any Governmental Authority or other Person of any Security Incident.
(e)Since the Lookback Date, with respect to the Business and the Purchased Subsidiary, none of Seller or its Subsidiaries received any notice, request, claim, complaint, correspondence, or other communication in writing from any Governmental Authority or other Person regarding its or their material noncompliance with Privacy Laws, and, to Seller’s knowledge, there has not been any material Action relating to any actual, alleged, or suspected Security Incident or violation of any Privacy Laws
(f)Since the Lookback Date, with respect to the Business and the Purchased Subsidiary, Seller and its Subsidiaries have implemented and maintained, and required all Data Processors that Process any Personal Information for or on behalf of Seller and/or any Subsidiary with respect to the Business and the Purchased Subsidiary to implement and maintain, commercially reasonable security measures, plans, procedures, controls, and programs designed to protect Personal Information, confidential information and the Seller’s IT Systems against Security Incident.
(g)Since the Lookback Date, the Purchased Subsidiary has maintained a cyber insurance policy, or a cyber insurance policy covering the Purchased Subsidiary has been maintained, that is adequate and suitable for the nature and volume of Personal Information Processed by the Purchased Subsidiary.

Section 3.14Permits. Seller and its Subsidiaries possess all material permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemption of, or filings or registrations with, or issued by, any Governmental Authority required by Applicable Law or necessary for the ownership of the assets used in, and the operation of, the Business as it is conducted as of the date of this Agreement (collectively, the “Permits”), which Permits are listed on Section 3.14 of the Disclosure Schedule. True and complete copies of such Permits have been made available to Buyer. The Permits are valid and in full force and effect. There are no claims, actions or proceedings pending or, to the knowledge of Seller, threatened which would reasonably be expected to result in the revocation, termination, suspension or material modification of any such Permit. Seller and each of its Subsidiaries is in compliance in all material respects with the Permits applicable to it. Except as set forth on Section 3.14 of the Disclosure Schedule, the transactions contemplated hereby or by the other Transaction Documents will not violate or adversely affect, in any material respect, any Permit or give any Governmental Authority the right to terminate, revoke, suspend or materially modify any Permit.

Section 3.15Finders’ Fees. Except for Raymond James & Associates, Inc., whose fees and expenses shall be paid by Seller, there is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document.

Section 3.16Employee Benefit Plans and Labor Matters.
(a)Section 3.16(a) of the Disclosure Schedule lists each material Business Benefit Plan, and separately identifies each Business Benefit Plan that is sponsored by the Purchased Subsidiary. For each material Business Benefit Plan, Seller has made available to Buyer a true, complete and correct copy of, as applicable, the governing plan document and any amendments thereto (or in the case of individual agreements that are based on a form agreement, a copy of such form); provided, that, if such Business Benefit Plan is unwritten, Seller may provide a written description of the material terms thereof.
(b)None of the Purchased Subsidiary, any predecessor thereof or any trade or business (whether or not incorporated) which is or has ever been under common control, or which is or has ever been treated as a single employer, with any of them under Section 414 of the Code (each, an “ERISA Affiliate”) sponsors, maintains or contributes to, or has in the six (6) years prior to the date of this Agreement sponsored, maintained or contributed to, any Benefit Plan that is subject to Title IV of ERISA or Section 412 of the Code, including any Multiemployer Plan and, except as would not reasonably be expected to result in Liability to Buyer or any of its Subsidiaries (including the Purchased Subsidiary), none of Seller or any of its ERISA Affiliates or any predecessor thereof contributes to, or has in the past six (6) years prior to the date of this Agreement, contributed to, any Multiemployer Plan.
(c)Each Business Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period or such period has not expired. To the knowledge of Seller, there are no existing circumstances nor any events that have occurred that could reasonably be expected to adversely affect the qualified or tax-exempt status of any such plan or its related trusts.

(d)All contributions (including all premiums, employer contributions and employee salary reduction contributions) required to have been made under each Business Benefit Plan have been made by the due date thereof (without regard to any waivers granted under Section 412 of the Code), and all contributions for any period ending on or before the Closing Date which are not yet due will have been paid or accrued on or prior to the Closing Date. With respect to each Business Benefit Plan no claim, action or proceeding, with respect to the administration, investment of the assets or operation of any such plan (other than routine claims for benefits) is pending, or to the knowledge of the Seller, threatened or anticipated.
(e)Each Business Benefit Plan has been maintained in all material respects in accordance with its terms and with the requirements prescribed by ERISA, the Code and all other Applicable Laws.
(f)Neither the Purchased Subsidiary nor any of its ERISA Affiliates have ever maintained any plan providing for, or have any liability to provide, post-retirement health or life benefits for current or former employees, directors or other personnel, except as required by Section 4980B of the Code or state Applicable Law.
(g)Each Business Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been in material documentary compliance with and has at all relevant times been operated and administered, in all material respects, in compliance with Section 409A of the Code.
(h)Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with another event, (i) entitle any Business Employee or former employee of the Business to any severance, change in control or similar material payments or benefits or provide for any material increase in such payments or benefits under any Business Benefit Plan, (ii) accelerate the time of payment or vesting of any compensation or benefits, or materially increase the amount of compensation or benefits due to any Business Employee or former employee of the Business, under any Business Benefit Plan, (iii)  cause the Purchased Subsidiary to set aside any assets to fund or otherwise secure the payment of any benefits under any Business Benefit Plan, or (iv) cause any amount payable to a Business Employee to be nondeductible under Section 280G of the Code or subject to an excise tax under Section 4999 of the Code. The Purchased Subsidiary is not obligated to provide any Business Employee with a gross up or indemnification for any taxes imposed under Section 409A or Section 4999 of the Code.
(i)The Purchased Subsidiary is, and at all times since the Lookback Date has been, and Seller and the Retained Subsidiaries are, and at all times since the Lookback Date have been, with respect to the Business Employees and former employees of the Business, in compliance with all Applicable Laws relating to labor and employment in all material respects, including, but not limited to, those relating to labor management relations, wages, hours, minimum wage, overtime, classification as exempt or non-exempt, worker classification/contractor status, payroll tax and state mandated withholdings, discrimination, harassment and sexual harassment, retaliation, whistleblowing, reasonable accommodation, paid sick leave, hiring, background checks, meal and break periods, leaves of absence, family and medical leaves, benefits, civil rights, affirmative action, work authorization, immigration, safety and health and continuation coverage under group health plans, workers’ compensation or WARN.

(j)As of the date hereof, and except as set forth in Section 3.16(j) of the Disclosure Schedule, (i) the Purchased Subsidiary is not a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement and, to the knowledge of Seller, there has not been any organizational campaign, petition or other unionization activity seeking recognition of a collective bargaining unit relating to any Business Employee; (ii) there is no labor strike, slowdown, lockout or stoppage pending or, to Seller’s knowledge, threatened, that relates to the Business Employees; and (iii) there are no unfair labor practice complaints pending or, to the knowledge of Seller, threatened against the Purchased Subsidiary or otherwise against the Business by any Business Employee before any Governmental Authority.
(k)Except as set forth in Section 3.16(k) of the Disclosure Schedule, to the knowledge of Seller, no Governmental Authority has since the Lookback Date, or is currently, conducting any investigation, inquiry or audit or has issued any notices of liability, claims or actions relating to employment matters with respect to the Business or any Business Employee, including with respect to compliance with all Applicable Laws.
(l)Except as set forth in Section 3.16(l) of the Disclosure Schedule, since the Lookback Date, there have been no mass layoffs or any business closing, or other such triggering event, as those terms are defined by the federal Worker Adjustment and Retraining Notification Act or by any equivalent foreign or state law (“WARN”) for any jurisdiction in which the Purchased Subsidiary or, in respect of the Business, the Seller operates for which there exists any unsatisfied Liability to any current or former employee.
(m)Seller has provided to Buyer within the time frame specified in Section 1.01(a)(ii), a true, accurate and complete Employee List. The Purchased Subsidiary, the Seller and its Affiliates are not delinquent in payments to any Business Employees or Business Independent Contractors for any wages, salaries, fees, commissions, bonuses or other compensation for any services performed by them to date or amounts required to be reimbursed to such employees.
(n)To the knowledge of Seller, no current or former Business Employee or independent contractor of the Business is in any material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition, non-solicitation, restrictive covenant or other similar obligations owed to Seller or the Purchased Subsidiary.
(o) To the knowledge of Seller, no allegations of sexual harassment have been made against any Business Employee. Seller and its Affiliates have not since the Lookback Date, investigated any claims or entered into any settlement agreement relating to allegations of sexual harassment by any Business Employee.
Section 3.17Taxes.
(a)The Purchased Subsidiary has timely filed, or caused to be timely filed, with the appropriate Taxing Authorities, all income and other material Tax Returns that are required to be filed by, or with respect to, the Purchased Subsidiary. Each such Tax Return is true, correct and complete in all material respects.
(b)Except as set forth in Section 3.17(b) of the Disclosure Schedule, all material Taxes required to be paid by the Purchased Subsidiary have been paid.
(c)Other than with respect to a Seller Group, there is no claim, audit, action, suit, proceeding, examination or investigation by a Taxing Authority now pending or, to Seller’s knowledge, threatened against or with respect to the Purchased Subsidiary in respect of any material Tax.

(d)The Purchased Subsidiary is not a party to, is otherwise bound by or has any obligation under, any Tax sharing, indemnification or allocation agreement (other than contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).
(e)The Purchased Subsidiary has not participated or engaged in any transaction that constitutes a “listed transaction” with the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2).
(f)Except as set forth in Section 3.17(f) of the Disclosure Schedule, at all times since its formation until its acquisition by Seller on August 11, 2020, the Purchased Subsidiary was classified as a partnership for U.S. federal and applicable state and local income tax purposes. At all times since its acquisition by Seller on August 11, 2020 through the Closing, the Purchased Subsidiary is, and has always been, classified as a disregarded entity for U.S. federal and applicable state and local income tax purposes.
(g)Seller has paid (or has caused to be paid) or has withheld and remitted (or has had withheld and remitted on its behalf) to the appropriate Taxing Authority all material Taxes imposed on the Business, the non-payment of which would result in a Lien (other than a Permitted Lien) on any asset of the Business existing after the Closing.
(h)There is no claim, audit, action, suit, proceeding, examination or investigation now pending or, to Seller’s knowledge, threatened against or with respect to Seller or its Affiliates in respect of any Tax, the non-payment of which would result in a Lien (other than a Permitted Lien) on any asset of the Business.
(i)There is (i) no outstanding waiver of any statute of limitations relating to Taxes that has been requested, executed or given by the Purchased Subsidiary and (ii) no extension of time for filing any material Tax Return obtained by any Purchased Subsidiary which Tax Return has not been filed (other than automatically granted extensions of time to file Tax Returns).
(j)No written claim has ever been made to the Purchased Subsidiary by a Taxing Authority in a jurisdiction where the Purchased Subsidiary does not file a particular Tax Return that the Purchased Subsidiary is or may be subject to taxation in respect of, or required to file such, Tax Return by that jurisdiction.
(k)As of the date hereof, the Purchased Subsidiary is not treated as a partner in any tax partnership with respect to which a partnership income Tax Return is filed with a Taxing Authority.
(l)The Purchased Subsidiary has complied with applicable Laws regarding escheatment in all material respects and is not delinquent with respect to any unclaimed property obligations.
Section 3.18Environmental Compliance.
(a)Except as to matters that would not reasonably be expected, individually or in the aggregate, to be material to the Business, taken as a whole:
(i)With respect to the Business, the Purchased Subsidiary and any real property leased by the Business or the Purchased Subsidiary, Seller and its Subsidiaries are, and since the Lookback Date have been, in compliance with all applicable Environmental Laws;

(ii)(x) Since the Lookback Date, no written notice, order, request for information, complaint or penalty has been received by Seller or any of its Subsidiaries, and (y) there is no Action pending or, to the knowledge of Seller, threatened in writing, in the case of each of (x) and (y) which (A) alleges a violation of any Environmental Law, (B) relates to the Business, the Purchased Subsidiary or any real property leased by the Business or the Purchased Subsidiary and (C) has not been settled, dismissed, paid or otherwise resolved; and
(iii)Since the Lookback Date, no Hazardous Substance has been released at, on, under, to, in or from any property or facility now or, to the knowledge of Seller, previously owned, leased or operated by the Business or the Purchased Subsidiary.
(b)The representations and warranties in this Section 3.17(g) are the exclusive representations or warranties made by Seller with respect to Environmental Laws, Hazardous Substances or any other environmental matters.
Section 3.19Customers; Suppliers. Section 3.19 of the Disclosure Schedule sets forth a true and complete (a) list of the top twenty-five (25) largest customers of the Business on a consolidated basis by dollar value of revenue for the twelve (12) month period ended December 31, 2025 that have purchased or received (individually or together with their Subsidiaries) products or services from the Business (the “Top Customers”), and (b) list of the top fifteen (15) largest suppliers of the Business on a consolidated basis by dollar value of purchases from such suppliers for the twelve (12) month period ended December 31, 2025 (the “Top Suppliers”). Seller and its Subsidiaries have not received any written, or to the knowledge of Seller, oral, indication, communication or notice from any of the Top Customers in the twelve (12) month period prior to the date hereof to the effect that any such customer will, or has threatened to, stop, materially decrease the rate or amount of, or materially change the terms, conditions or provisions (including with respect to payment or pricing) with respect to, buying products or services from the Business, is dissatisfied in any material respect with any product or service of the Business or with its business relationship with Seller or any Subsidiary with respect to the Business, or intends or expects to file for bankruptcy or to cease its business activities. Seller and its Subsidiaries have not received any written, or to the knowledge of Seller, oral, indication, communication or notice from any of the Top Suppliers in the twelve (12) month period prior to the date hereof to the effect that any such supplier will, or has threatened to, stop, materially decrease the rate or amount of, or materially change the terms, conditions or provisions (including with respect to payment or pricing) with respect to, supplying products or services to the Business or the Purchased Subsidiary, or intends or expects to file for bankruptcy or cease its business activities. To the knowledge of Seller, except as set forth on Section 3.19 of the Disclosure Schedule, as of the date hereof, Seller and its Subsidiaries are not involved in any material dispute with any Top Customer or Top Supplier.
Section 3.20Insurance. Section 3.20 of the Disclosure Schedule lists all policies of title, fire, liability, workers’ compensation, property and casualty and other insurance maintained by or for the benefit of the Purchased Subsidiary or the Business on the date hereof (such insurance, “Business Insurance”) and includes the carriers, liability limits and coverage term for each such policy. All policies constituting the Business Insurance are in full force and effect as of the date hereof. Seller is not in material breach or material default thereunder and has not received any written or, to the knowledge of Seller, oral notice of cancellation, termination, threat of cancellation or termination, or material increase of the premiums, of any of the insurance policies constituting the Business Insurance. There are no material claims pending in connection with the Business Insurance as to which coverage has been questioned, denied or disputed by the underwriters of such Business Insurance or in respect of which such underwriters have reserved their rights or refused to cover all or any portion of such claims (other than pursuant to a customary reservation of rights notice).

Section 3.21International Trade Matters.
(a)The Business and the Purchased Subsidiary are and have been since the Lookback Date, in compliance in all material respects with all applicable International Trade Laws with regard to the Business. The Business, Seller and its Subsidiaries (including the Purchased Subsidiary) have obtained all necessary material approvals or licenses from, and made all filings with, any Governmental Authority required to fulfill any commitments or obligations of the Business and the Purchased Subsidiary that that are currently pending.
(b)None of the Seller, its Subsidiaries or the Business, any of their respective directors, officers nor, to the knowledge of Seller, any of their other Representatives, shareholders or affiliates or any other Person acting on behalf of the Purchased Subsidiary or the Business, is a Person that is designated on, or is owned or controlled by a Person that is designated on (i) any applicable list of sanctioned parties, including those maintained by the United States, the United Kingdom, United Nations, Australia, or the European Union, including the list of Specially Designated Nationals and Blocked Persons maintained by OFAC; or (ii) located, organized or resident in a country or territory that is the subject of comprehensive sanctions imposed by the United States, United Kingdom, United Nations, Australia, the European Union or any other territory where the Business operates (including Cuba, Iran, North Korea, Sudan, Syria, the Crimea region of the Ukraine, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic). Neither the Business nor the Purchased Subsidiary has, since the Lookback Date, participated in or otherwise engaged in any prohibited transaction or dealing, directly or indirectly, with any such designated Person or any country or territory subject to comprehensive sanctions imposed by the United States, European Union, United Kingdom or any other territory where the Business has operated.
(c)None of the Seller, its Subsidiaries or the Business have, since the Lookback Date, received any written, or, to the knowledge of Seller, oral, notice from any Governmental Authority alleging any violation, received any allegations whether internally or externally, or made any voluntary or involuntary disclosure to a Governmental Authority concerning, any actual or alleged violation of any International Trade Law related to the Business or the Purchased Subsidiary, nor, to Seller’s knowledge, do they have any reasonable basis to believe such a violation may have occurred.

Section 3.22Anti-Corruption Matters. Neither Seller nor its Subsidiaries (in each case, with respect to the Business or the Purchased Subsidiary) or the Business, any of their respective directors or officers nor, to the knowledge of Seller, any of their other Representatives, shareholders or Affiliates or any other Person acting on behalf of the Business or the Purchased Subsidiary has, during the period after the Lookback Date, (i) violated any applicable anti-corruption law, including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act, or any other applicable anti-corruption law (“Anti-Corruption Laws”-), (ii) paid, offered, promised, or authorized the payment of money or anything of value, directly or indirectly, to any government official, government employee, political party, political party official, candidate for public office, officer or employee of a public international organization, or any Person for the purpose of influencing any official act or decision or to secure an improper advantage or (iii) violated any Anti-Corruption Law. Since the Lookback Date, (x) neither Seller nor its Subsidiaries (in each case, with respect to the Business or the Purchased Subsidiary) or the Business has received from any Governmental Authority, or any other Person, any written, or to the knowledge of Seller, oral, notice of any violation or alleged violation of any Anti-Corruption Law or made any voluntary or involuntary disclosure to a Governmental Authority concerning, any actual or alleged violation of any Anti-Corruption Law in respect of the Business, and (y) Seller and its Subsidiaries (in each case, with respect to the Business or the Purchased Subsidiary) and the Business has implemented and maintain effective internal controls and accounting procedures reasonably designed to prevent and detect such violations in respect of the Business or the Purchased Subsidiary.
Section 3.23Healthcare Matters.
(a)With respect to the Business and the Purchased Subsidiary, each of Seller and its Subsidiaries is and, since the Lookback Date, has been in compliance in all material respects with all applicable Healthcare Laws with respect to the Business. Since the Lookback Date (a) neither Seller nor its Subsidiaries have received written or, to the knowledge of Seller, oral notice of any pending threatened Action alleging non-compliance with such Healthcare Laws by Seller or its Subsidiary, except, as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither Seller nor, to the knowledge of Seller, any owner, director, officer, or employee is or, since the Lookback Date has been (i) debarred, excluded or suspended from participating in any federal health care program; or (ii) listed on the General Services Administration published list of parties excluded from federal procurement programs and non-procurement programs.
(b)Without limiting the generality of Section 3.23(a), none of Seller, its Subsidiaries, or, to the knowledge of Seller, their respective officers, directors or personnel who provide services relating to the Purchased Subsidiary or the Business: (i) except as set forth on Section 3.23(b) of the Disclosure Schedule, is a party to any individual or corporate integrity agreements, monitoring agreements, deferred prosecution agreement, consent decrees, settlement orders, or similar agreements imposed by any Governmental Authorities relating to any noncompliance with Healthcare Laws in any material respect, (ii) has, since the Lookback Date, been assessed a civil money penalty under Section 1128A of the Social Security Act or any regulations promulgated thereunder, or (iii) has, since the Lookback Date, been convicted of or entered a plea of guilty or nolo contendere to any criminal or civil offense relating to the delivery of any item or service under a Government Program. Without limiting the generality of Section 3.23(a), with respect to Seller and its Subsidiaries, there is no Action pending or, to the knowledge of Seller, threatened seeking to impose any of the foregoing on Seller or its Subsidiary.

(c)With respect to the Business and Purchased Subsidiary, since the Lookback Date, neither Seller nor any of its Subsidiaries has created, caused or recommended that any other Person create or present any bill, claim, report or document that is non-compliant with applicable Healthcare Laws or any Government Program requirements, including regulations governing the electronic transmission of prescription information, the Electronic Transactions Standards set forth in 45 C.F.R. Parts 160 and 162, and other applicable electronic data interchange (EDI) regulations.
(d)With respect to the Business and Purchased Subsidiary, since the Lookback Date, neither Seller or any of its Subsidiaries has been served with or received any search warrant, subpoena or civil investigative demand from any Governmental Authority or made a disclosure to a Governmental Authority regarding potential repayment obligations arising from actual or potential violations of Healthcare Laws.
(e)Since the Lookback Date, neither Seller nor its Subsidiaries have at any time advised or provided information to any healthcare provider that might reasonably be expected to be interpreted to advocate upcoding or other coding activities that would reasonably be expected to violate Healthcare Laws. With respect to the Business and the Purchased Subsidiary, no officer, director, personnel or agent thereof has made any bribes, kickback payments or other similar payments of cash or other consideration, including payments to customers or employees of customers, for the purpose of doing business with such Persons. With respect to the Business and the Purchased Subsidiary, to the extent that Seller or its Subsidiary has knowledge of any material undisputed refunds, overpayments, discounts and/or adjustments that are due with respect to any payor, it has informed its clients in accordance with applicable Healthcare Laws of the facts related thereto. Since Lookback Date, neither Seller nor its Subsidiaries have at any time been audited or otherwise examined by any payor and there is no pending or, to the knowledge of Seller, threatened appeal, adjustment, challenge, audit (including written notice of an intent to audit), investigation, inquiry or litigation by any payor with respect to any billing by Seller or its Subsidiary. Since the Lookback Date, with respect to the Business and the Purchased Subsidiary, no payor has denied or challenged a healthcare claim billed by Seller or its Subsidiary on behalf of healthcare providers based upon allegations of fraud.
Section 3.24Sufficiency. On the Closing Date, after giving effect to the Pre-Closing Reorganization, (a) neither Seller nor any of its Subsidiaries (other than the Purchased Subsidiary) will own any properties or assets that are primarily held or employed for use in the operation or conduct of the Business as currently conducted; and (b) the Contracts, permits, services, rights, systems and other assets owned, leased or licensed by the Purchased Subsidiary at Closing, together with the services and licenses to Intellectual Property Rights provided under the Transition Services Agreement, constitute all of the properties and assets necessary for, and are sufficient for the continued operation by, the Purchased Subsidiary to conduct the Business immediately after Closing in substantially the same manner as currently conducted in all material respects, except as to (i) cash and cash equivalents (ii) and services Buyer and Seller agree or have agreed to exclude from the schedules to the Transition Services Agreement. The foregoing shall not be deemed a representation or warranty of non-infringement of third-party Intellectual Property Rights.

Section 3.25Intercompany Agreements. Section 3.25 of the Disclosure Schedule contains a complete and correct list of all Intercompany Agreements. Except as set forth thereon, after giving effect to the Pre-Closing Reorganization, no Affiliate of Seller, no current or former member, stockholder, officer, director, manager or employee of Seller, and no immediate family member of any of the foregoing (i) is a party to any Contract or ongoing transaction or business relationship with, or has any claim or right against, Seller relating to the Business or the Purchased Subsidiary; (ii) has any ownership interest in the Business; (iii) provides material services to the Business (other than employment by Seller or its Subsidiaries); or (iv) has borrowed money from or loaned money to Seller or its Subsidiaries in connection with the Business that is currently outstanding.
Section 3.26Bank Accounts, Signing Authority, Powers of Attorney. Except as set forth on Section 3.26 of the Disclosure Schedule, the Purchased Subsidiary does not have any account or safe deposit box in any bank, and no Person has any power, whether singly or jointly, to sign any checks on behalf of the Purchased Subsidiary, to withdraw any money or other property from any bank, brokerage or other account of the Purchased Subsidiary or to act under any power of attorney granted by the Purchased Subsidiary at any time for any purpose. Section 3.26 of the Disclosure Schedule also sets forth the names of all Persons authorized to borrow money or sign notes on behalf of the Purchased Subsidiary.
Section 3.27Accounts Receivable; Accounts Payable.
(a)Since the Balance Sheet Date, and excluding any transactions solely between or among Seller or one or more of its Affiliates, (i) all material Accounts Receivable of the Business have arisen from bona fide transactions entered into by the Business or the Purchased Subsidiary in the ordinary course of business. Except as set forth on Section 3.27 of the Disclosure Schedule, (ii) there are no material disputes, contests, claims, counterclaims or setoffs with respect to such Accounts Receivable that have not been reserved, other than normal discounts, allowances and rebates in the ordinary course of business, and (iii) the Business has not received written notice, or to the knowledge of the Seller, oral notice, that any material amounts under such Accounts Receivable will not be collected in accordance with their terms, other than those that have been reserved for on the accounting records of the Business.
(b)Since the Balance Sheet Date, and excluding any transactions solely between or among Seller or one or more of its Affiliates, all material Accounts Payable arose in the ordinary course of business, and no material Accounts Payable is past due or otherwise in default in its payment, except for those Accounts Payable being contested in good faith.
Section 3.28No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 (AS MODIFIED BY THE DISCLOSURE SCHEDULE), ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN ANY CERTIFICATE DELIVERED BY SELLER OR ANY OF ITS SUBSIDIARIES IN CONNECTION HEREWITH, AND ANY OTHER TRANSACTION DOCUMENT, NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER OR ITS AFFILIATES, THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS, THE INTERESTS, THE PURCHASED SUBSIDIARY, THE BUSINESS, THE REAL PROPERTY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED OR ASSUMED PURSUANT HERETO, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS, WARRANTIES, FORECASTS, PROJECTIONS, STATEMENTS OR INFORMATION, WHETHER MADE OR FURNISHED BY SELLER OR ANY OF ITS AFFILIATES OR ANY OF ITS OR THEIR REPRESENTATIVES.

Article 4REPRESENTATIONS AND WARRANTIES OF BUYER
As a material inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as of the date hereof and as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case Buyer makes the representations and warranties as of such particular date), that:
Section 4.01Corporate Existence and Power. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware.
Section 4.02Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the powers of Buyer and have been duly authorized by all necessary action. The execution, delivery and performance of each other Transaction Document to which Buyer or any of its Affiliates is a party, by Buyer, and the consummation of the transactions contemplated thereby, are within Buyer’s power and authority and have been, or will be prior to their execution, delivery and performance, duly authorized by all necessary action on the part of Buyer, and no other or further action or proceeding on the part of Buyer is necessary to authorize the execution and delivery by Buyer of the Transaction Documents to which it is a party, the performance by it of its obligations thereunder, and the consummation by it of the transactions contemplated thereby. This Agreement has been duly executed and delivered by Buyer and, assuming due and valid execution by each other party hereto, this Agreement constitutes a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions. Upon the execution and delivery thereof by Buyer, the other Transaction Documents will have been duly executed and delivered by Buyer and, assuming due and valid execution by each other party thereto (other than Buyer), each other Transaction Document to which Buyer is a party constitutes, a valid and binding agreement of Buyer, enforceable against Buyer in accordance with its terms, subject to the Enforceability Exceptions.
Section 4.03Governmental Authorization. The execution, delivery and performance by Buyer of each Transaction Document to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby require no action by or in respect of, or filing, declaration or registration with, any Governmental Authority and Buyer is not required to provide any notice, declaration or filing or receive the consent, clearance or approval of any Governmental Authority with respect to any of the foregoing, other than (i) compliance with any applicable requirements of the HSR Act, (ii) the filing of applications and notices with, and the receipt of approvals, licenses or consents of, the Governmental Authorities set forth on Section 3.03 of the Disclosure Schedule and (iii) any such other action or filing as to which the failure to make or obtain would not reasonably be expected, individually or in the aggregate, to be material to the business, results of operations, assets or condition (financial or otherwise) of Buyer and its Subsidiaries, taken as a whole, in any case following the Closing, taken as a whole.

Section 4.04Noncontravention. The execution, delivery and performance by Buyer of each Transaction Document to which it is a party and the consummation of the transaction by Buyer contemplated hereby and thereby do not and will not, (i) conflict with or violate any provisions of the certificate of incorporation, bylaws, certificate or articles of formation, operating or limited liability company agreement or other similar organizational documents of Buyer, (ii) assuming compliance with the matters referred to in Section 4.03, violate or breach any Applicable Law or any Order, (iii) require any consent or other action by any Person under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration of any right or obligation of Buyer under, any provision of a Contract or Permit to which Buyer is a party or is bound, or to a loss of any benefit to which Buyer is entitled under any provision of any Contract or Permit to which Buyer is bound, or (iv) result in the creation or imposition of any Lien on any asset of Buyer, with such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected, individually or in the aggregate, to prevent or materially impair or delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer is a party.
Section 4.05Financing.
(a)Buyer has, and will have as of the Closing, sufficient cash, available committed lines of credit or other sources of immediately available funds sufficient for the satisfaction of all of its obligations under this Agreement, including the payment of the Purchase Price (including any adjustment amounts that may become payable by Buyer under Section 2.07 of this Agreement and any other payments required to be made by or on behalf of Buyer in connection with the consummation of the transactions contemplated hereby) and consummate the transactions contemplated by this Agreement.
(b)Buyer acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, neither the availability of financing or the consummation of any financing transaction shall be a condition to the obligation of Buyer to consummate the transactions contemplated by this Agreement or the other Transaction Documents.
Section 4.06Litigation. There are no Actions pending against or, to the knowledge of Buyer, threatened against, Buyer, except for such Actions as would not, if adversely determined, reasonably be expected to prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer is a party. There is no Order outstanding or against or applicable to Buyer, except for such Orders as would not, if adversely determined, reasonably to prevent or materially delay the transactions contemplated by this Agreement or any other Transaction Document to which Buyer is a party.
Section 4.07Finders’ Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

Section 4.08Inspections; No Other Representations. Buyer is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and purchase of property and assets such as the Interests as contemplated hereunder. Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement. Buyer acknowledges and agrees that in making its determination to proceed with the transactions contemplated by this Agreement, Buyer has relied on its own inspection, examination and determination with respect to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Seller, except as expressly set forth in Article 3 (as modified by the Disclosure Schedule) of this Agreement, in any other Transaction Document, or in any certificate delivered pursuant hereto or thereto. Without limiting the generality of the foregoing, Buyer acknowledges that Seller makes no representation or warranty with respect to, and Buyer is not relying on, any projections, estimates or budgets delivered to or made available to Buyer or its Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business or the future business and operations of the Business.
Section 4.09Purchase for Investment. Buyer is purchasing the Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. Buyer (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Interests and is capable of bearing the economic risks of such investment.
Section 4.10Absence of Competing Interests. Buyer hereby represents and warrants to Seller that, as of the date hereof and as of the Closing Date, none of Buyer’s UPE (as defined in the HSR Act), Buyer or any of their respective controlled Affiliates holds, owns, or otherwise maintains a direct or indirect equity interest, voting interest, or other ownership interest equal to or exceeding five percent (5%) in any Person that engages in a business that has a product that it licenses that directly competes with the following products of Purchased Subsidiary in any material respect: VitalwareCDM, VitalwareKnowledge, Hospital Price Index, and Vital Integrity.
Section 4.11No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4, ANY REPRESENTATIONS AND WARRANTIES SET FORTH IN ANY CERTIFICATE DELIVERED BY BUYER IN CONNECTION HEREWITH, AND ANY OTHER TRANSACTION DOCUMENT, NEITHER BUYER NOR ANY OTHER PERSON MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO BUYER OR ITS AFFILIATES OR THE OTHER TRANSACTION DOCUMENTS (INCLUDING ANY REPRESENTATION OR WARRANTY RELATING TO THE COMPLETENESS OF ANY INFORMATION FURNISHED OR MADE AVAILABLE TO THE SELLER, ITS AFFILIATES AND ANY OF THEIR RESPECTIVE REPRESENTATIVES) AND BUYER HEREBY DISCLAIMS ANY AND ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES.
Article 5COVENANTS OF SELLER
Seller agrees that:
Section 5.01Conduct of the Business.
(a)From the date hereof until the Closing Date, except as set forth in Section 5.01 of the Disclosure Schedule, as expressly contemplated by this Agreement (including in connection with the Pre-Closing Reorganization) or the other Transaction Documents, as required by Applicable Law or with Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall, and shall cause the Purchased Subsidiary to, conduct the Business in the ordinary course consistent with past practice in all material respects, and use reasonable best efforts to maintain and preserve intact the current organization, business, goodwill and relationships of the Business and the employees, customers, lenders, distributors, suppliers, regulators, and others having business relationships with the Business. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, except as set forth in Section 5.01 of the Disclosure Schedule, as expressly contemplated by this Agreement (including in connection with the Pre-Closing Reorganization) or the other Transaction Documents, as required by Applicable Law or with Buyer’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause the Purchased Subsidiary not to, do any of the following (but with respect to Seller, solely to the extent affecting, or otherwise with respect to, the Purchased Subsidiary):
(i)amend (whether by merger, consolidation or otherwise) the certificate of formation, operating agreement or other similar organizational documents of the Purchased Subsidiary;
(ii)(A) split, combine or reclassify, or redeem, purchase or otherwise acquire, any Equity Interests of the Purchased Subsidiary or (B) declare, set aside or pay any dividend or distribution, other than (x) cash dividends or other cash distributions to Seller, or (y) as may facilitate the settlement or elimination of intercompany accounts between the Purchased Subsidiary, on the one hand, and Seller and any of its Affiliates, on the other;
(iii)make capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;
(iv)issue, sell, transfer or dispose of, or agree to issue, sell pledge, transfer or dispose of, any Equity Interests in the Purchased Subsidiary;
(v)acquire (whether by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, other than (A) pursuant to existing Contracts or (B) in the ordinary course of business;
(vi)sell, assign, lease, transfer, abandon, otherwise dispose of (whether by merger, consolidation, disposition of stock or assets or otherwise), or pledge or otherwise grant any Lien to a third party with respect to, directly or indirectly, any assets of the Purchased Subsidiary with an aggregate value in excess of $50,000, other than (A) pursuant to existing Contracts, (B) expirations of Registered Business Intellectual Property Rights in accordance with the applicable statutory term, or (C) encumbering any such assets with Permitted Liens;
(vii)make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) to any employee in connection with travel, entertainment or related business expenses or other customary out-of-pocket expenses, or (B) extensions of trade credit, in each case in the ordinary course of business consistent with past practice;

(viii)other than as required by the terms of any Business Benefit Plan (pursuant to its terms as of the date hereof) or Applicable Law, increase the compensation or benefits of any Business Employee, except ordinary course increases in base salaries or wages to Business Employees in amounts that do not exceed five percent (5%) individually or one percent (1%) in the aggregate of all Business Employees; establish, adopt or amend any collective bargaining agreement relating to any Business Employee; grant any new bonus, retention, severance or termination pay to any Business Employee, except, in each case for any increase, payment or benefit for which Seller or any Retained Subsidiary shall be solely liable after Closing; hire or terminate (other than for “cause” or death) any Business Employee making in excess of $200,000 per year; provided, that the Purchased Subsidiary may, without Buyer’s consent, (1) continue to make hires based on open position requisitions as of the date hereof and (2) replace any Business Employee whose employment is terminated so long as such replacement’s annual base salaries are less than $200,000;
(ix)other than as required by Applicable Law or by the terms of any Business Benefit Plan (pursuant to its terms as of the date hereof), enter into, adopt, materially amend or terminate any Business Benefit Plan;
(x)amend, terminate, renew or cancel any Material Contract, other than the Existing Credit Facility, or enter into any new Contract that would constitute a Material Contract had it been in effect as of the date hereof, in each case other than in the ordinary course of business consistent with past practice;
(xi)make any material change in any financial accounting methods, principles or practices, except as required by changes in GAAP or other Applicable Law (and in such case, only after providing reasonable written notice and offering Buyer the opportunity to discuss such change with Seller);
(xii)(A) make, rescind or change any income or other material Tax election, (B) change any annual Tax accounting period, (C) adopt or change any method of Tax accounting, (D) sign or enter into any voluntary disclosure (or similar) agreement, “closing agreement” or settlement with any Governmental Authority, (E) settle or compromise any claim or assessment of a material Tax liability, (F) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment (other than automatic extensions of time to file Tax Returns), (G) file any material amended Tax Return, (H) surrender any right to claim a material Tax refund, or (I) request any Tax ruling or similar request, in each case where such action would bind the Purchased Subsidiary after the Closing; provided, that this clause shall not apply to any Tax Returns of the Seller Group or relating to Combined Taxes.
(xiii)create, incur, assume or guarantee any Indebtedness in excess of $200,000 in the aggregate, in respect of which the Purchased Subsidiary is or would be an obligor, other than any Indebtedness under the Existing Credit Facility (for which the Purchased Subsidiary shall no longer be an obligor or guarantor effective as of the Closing), or Indebtedness that is incurred or committed to be incurred prior to the Effective Time in the ordinary course of business consistent with past practice and is included in Estimated Closing Indebtedness and that will be paid off at Closing;
(xiv)with respect to the Purchased Subsidiary, adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Purchased Subsidiary (other than the Pre-Closing Reorganization), or otherwise alter the Purchased Subsidiary’s corporate structure;

(xv)waive or release any noncompetition, nonsolicitation, nondisclosure or other restrictive covenant obligation of any Business Employee or any former employee related to the Business;
(xvi)commence or settle any Action, other than any Action involving only monetary relief in an amount of $100,000 or less; or
(xvii)agree or commit to do any of the foregoing.
(b)For the avoidance of doubt, nothing in this Section 5.01 shall restrict Seller or any of its Affiliates from taking any action prior to the Closing to: (A) cause the Purchased Subsidiary to distribute or otherwise pay to Seller or any of its Affiliates any or all of the cash and cash equivalents of the Purchased Subsidiary, (B) remove, or cause any Subsidiary to remove, and pay to Seller or any of its Affiliates any cash and cash equivalents held in any bank account of the Purchased Subsidiary or (C) settle or otherwise terminate or eliminate intercompany balances between the Purchased Subsidiary, on the one hand, and Seller or any Retained Subsidiary, on the other hand, and make capital increases or decreases in connection therewith and (D) otherwise comply with or give effect to the provisions of this Agreement. Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of the Business or the Purchased Subsidiary and prior to the Closing, Seller and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.
(c)If Seller or any of its Subsidiaries desires to take an action that would be prohibited pursuant to Section 5.01(a)(i) through Section 5.01(a)(xiv) without the written consent of Buyer, prior to taking such action, Seller may request such written consent by sending an electronic mail to the Representative of Buyer listed in Section 13.01 hereof. Buyer will either deliver to Seller written consent (not to be unreasonably withheld, conditioned or delayed) or a denial notification via electronic mail within five (5) Business Days after delivery by Seller of a written request pursuant to this Section 5.01(c). If no such consent or denial is received by Seller within five (5) Business Days of its request in accordance with this Section 5.01(c), Buyer will be deemed to have granted its consent to such action(s) requested by Seller.
Section 5.02Confidentiality. Seller shall not, and shall cause its Affiliates and Representatives not to, for a period of six (6) years after the Closing Date, directly or indirectly, without Buyer’s prior written consent, disclose or otherwise make available to any third party (other than Seller, its Affiliates and their respective Representatives who have a reasonable need to know such information and who are informed of the confidential nature of such information), and shall, and shall cause its Affiliates and Representatives to, keep confidential and refrain from using, any confidential or proprietary information concerning the Business or the Purchased Subsidiary (the “Confidential Information”); provided, that, the restrictions under this Section 5.02 shall not apply (a) to any information (i) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.02), or (ii) independently developed by Seller or any Affiliate thereof or (b) to the extent that such Confidential Information (i) is required to be disclosed pursuant to applicable national securities exchange rules or regulations, or listing agreements with any such national securities exchange; (ii) is required to be disclosed by law or to a Governmental Authority or otherwise in connection with compliance, tax or regulatory activities; or (iii) is reasonably necessary to disclose in furtherance of Seller’s (or its Affiliates’) enforcement of its rights under any Transaction Document; provided, further, that to the extent legally permissible and practicable, prior to any such required disclosure, Seller shall provide Buyer with prompt written notice of such required disclosure and a reasonable opportunity with reasonable assistance from Seller (at Buyer’s sole expense) to contest such disclosure and Seller shall disclose only that portion of such information which it is advised by its counsel is legally required to be disclosed.

Section 5.03Termination of Intercompany Arrangements.
(a)Except as set forth in Section 5.03(b) (including as contemplated as part of the Pre-Closing Reorganization), Buyer and Seller acknowledge and agree that prior to the Effective Time, Seller shall cause all Intercompany Agreements, and all rights and obligations of the Business or the Purchased Subsidiary, Seller and Seller’s Affiliates under such Intercompany Agreements to be terminated as of the Closing (including settlement or elimination of intercompany accounts between the Purchased Subsidiary, on the one hand, and Seller and any of its Affiliates, on the other). No such terminated Intercompany Agreement or any arrangement, commitment or understanding relating thereto (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Effective Time.
(b)The provisions of Section 5.03(a) shall not apply to any of the following Contracts (or to any of the provisions thereof):
(i)this Agreement, the other Transaction Documents entered into at Closing and each other Transaction Document to be entered into or continued after the Closing;
(ii)any outstanding purchase orders and the Intercompany Agreements listed on Section 5.03(b) of the Disclosure Schedule; and
(iii)the Shared Contracts, the treatment of which is addressed in Section 2.02(b) hereof.
(c)Except as otherwise provided in Section 5.03(c) of the Disclosure Schedule, Seller shall and shall cause each of its Affiliates (including the Purchased Subsidiary) to terminate and pay in full all outstanding intercompany accounts, whether payables or receivables, between Seller and its Affiliates, on one hand, and the Purchased Subsidiary on the other hand such that no such amounts are owed or outstanding as of the Closing, in each case to or from Seller and its Affiliates to or from Buyer and its Affiliates, except, in each case, with respect to amounts incurred in the ordinary course of Business to the extent reflected in the calculation of Net Working Capital.
Section 5.04Name. Following the Closing, Seller will not, and will cause its Affiliates not to, directly or indirectly, use (other than factual use for historical or reference purposes) or do business under, the name “Vitalware”, and any other name that is confusingly similar to any of the foregoing.
Section 5.05Pre-Closing Reorganization.
(a)At or prior to the Closing, Seller shall, and shall cause the Purchased Subsidiary to, (at its sole cost and expense) use reasonable best efforts to complete the Pre-Closing Reorganization in accordance with the IP Assignment Agreement and Asset Transfer Agreement, the execution and delivery of which shall be evidence of Seller’s performance of its obligations hereunder in all material respects. Neither the foregoing nor any failure of Seller and the Purchased Subsidiary to complete the Pre-Closing Reorganization prior to Closing in accordance with the IP Assignment Agreement and Asset Transfer Agreement shall limit the obligations of Seller or the rights of Buyer under Section 7.12(b).
(b)Seller shall keep the Buyer and its Representatives reasonably apprised with respect to the status of the Pre-Closing Reorganization and provide copies of all related documentation upon the Buyer’s reasonable request.

Article 6COVENANTS OF BUYER
Buyer agrees that:
Section 6.01Confidentiality.
(a)All information provided or made available to Buyer, its Affiliates or any of their respective Representatives pursuant to any of the Transaction Documents or in connection with any of the transactions contemplated thereby, whether provided prior to or after the date hereof, that constitutes Evaluation Material (as defined in the Confidentiality Agreement) shall be subject to the Confidentiality Agreement. Subject to Section 6.01(b), the Confidentiality Agreement shall terminate at the Closing only with respect to that portion of the Evaluation Material that relates to the Purchased Subsidiary and the Business and otherwise shall continue in full force and effect following the Closing. If this Agreement is terminated for any reason prior to the Closing, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.
(b)Notwithstanding anything to the contrary contained herein, with respect to any information furnished by Buyer, Seller or any of their respective Subsidiaries to the other party pursuant to Section 7.09(b), the Confidentiality Agreement shall continue in full force and effect in accordance with its terms for a period of six (6) years following such party’s receipt of such information.
Section 6.02Seller Marks. Except as provided below, Buyer and its Affiliates (including, as of the Closing, the Purchased Subsidiary) shall have no right, title or interest in or to the Seller Marks. Except as provided below, Buyer hereby acknowledges and agrees that neither it nor any of its Affiliates (including, as of the Closing, the Purchased Subsidiary) shall acquire any goodwill, rights or benefits arising from the Seller Marks and that all such goodwill, rights and benefits shall inure solely to Seller. Notwithstanding the foregoing, Seller acknowledges that the Trademarks listed in Section 6.02 of the Disclosure Schedule (including all goodwill, rights or benefits arising from), shall be transferred by Seller or its Affiliate to Buyer prior to Closing as part of the Pre-Closing Reorganization and that after the Closing, Seller and its Affiliates shall have no right, title or interest in or to such Trademarks and all goodwill, rights or benefits arising therefrom shall inure solely to the Purchased Subsidiary; except that Seller shall have the right to use such Trademarks in connection with the parties activities under Section 2.02 (Shared Contracts) and as expressly permitted under the Transition Services Agreement.
Article 7COVENANTS OF BUYER AND SELLER
Buyer and Seller agree that:
Section 7.01Reasonable Best Efforts; Further Assurance.

(a)Subject to the terms and conditions of this Agreement, Buyer and Seller shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law to consummate the transactions contemplated by this Agreement and the other Transaction Documents (including the Pre-Closing Reorganization) as soon as practicable and in any event at least four (4) Business Days prior to the Outside Date, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents (including those under the HSR Act), (ii) obtaining and maintaining all approvals, consents, registrations, Permits, authorizations and other confirmations required to be obtained from any Governmental Authority and (iii) obtaining and maintaining all approvals and consents required to be obtained from any other third party, of the foregoing subclauses (i)–(iii), that are necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents (including the Pre-Closing Reorganization) as soon as practicable; provided, however, that the parties hereto acknowledge and agree that, except as specifically provided in this Agreement, the reasonable best efforts of any party hereto with respect to Section 7.01(iii) shall not be deemed to include expending money (other than de minimis costs and expenses), incurring any material Liability, commencing any litigation or offering or granting any material accommodation (financial or otherwise) to any such third party to obtain such approvals or consents unless such action is commercially reasonable under the circumstances. Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement, and to vest in Buyer ownership of the Interests and the Business, including all Business Assets. Seller and Buyer shall not willfully take any action that would be reasonably likely to have the effect of materially delaying, impairing or impeding the receipt of any required approvals, consents, registrations, Permits, authorizations and other confirmations.
(b)From the date hereof through the Closing, the parties agree to cooperate and negotiate in good faith with respect to any proposed modifications to Exhibit A (Schedule of Services) of the Transition Services Agreement that either party reasonably determines are necessary or desirable; provided, that no such modification shall be effective unless and until mutually agreed upon in writing by the parties, and provided, further that notwithstanding anything to the contrary herein, the failure of Seller to comply with this Section 7.01(b) shall not give rise to the failure of a condition precedent set forth in Section 10.01 or Section 10.02 or a termination right pursuant to Article XI.
Section 7.02Regulatory Matters.

(a)In furtherance and not in limitation of Section 7.01, each of Buyer and Seller shall make all required filings pursuant to applicable Competition Laws, including the filing of a Notification and Report Form pursuant to the HSR Act, with respect to the transactions contemplated by this Agreement and the other Transaction Documents as promptly as practicable after the date hereof and in any event within twenty (20) Business Days of the date hereof, and Seller shall, and shall cause its Affiliates, to specifically request early termination of the waiting period prescribed by the HSR Act in its initial HSR filing and any other applicable Antitrust Laws, unless Buyer provides written instruction to the contrary prior to such filing. Each of Buyer and Seller shall (i) respond as promptly as practicable to any inquiries and requests received from any Governmental Authority in connection with the matters described in this Section 7.02, (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act, (iii) not extend any waiting period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the transactions contemplated by this Agreement or the other Transaction Documents, except with Seller’s and Buyer’s prior written consent (not to be unreasonably withheld, conditioned, or delayed) and (iv) promptly take all other actions necessary or desirable to cause the expiration or termination of the applicable waiting periods under the HSR Act, and obtain all other required consents, authorizations, orders and approvals from Governmental Authorities in respect of Competition Laws as promptly as practicable (and in any event at least four (4) Business Days prior to the Outside Date).

(b)If any objections are asserted with respect to the transactions contemplated by this Agreement or any other Transaction Documents under any Applicable Law, or if any Action is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement or any other Transaction Document as violative of any Applicable Law, Buyer shall use its reasonable best efforts to resolve such objections promptly (and in any event at least four (4) Business Days prior to the Outside Date). In furtherance of the foregoing, Buyer shall, and shall cause its Subsidiaries and Affiliates to, use its reasonable best efforts to take actions to avoid or eliminate each and every impediment under the HSR Act, including agreeing to sell, divest, dispose or otherwise hold separate (including by establishing a trust or otherwise) any of the businesses or properties or assets of Buyer or any of its Affiliates (including, following the Closing any assets of the Purchased Subsidiary); terminating any existing relationships and contractual rights and obligations; terminating any venture or other arrangement; creating any relationship, contractual rights or obligations of the Purchased Subsidiary, or Buyer of any of its Affiliates; effectuating any other change or restructuring of the Purchased Subsidiary, or Buyer or any of its Affiliates; provided, however, that notwithstanding anything in this Agreement to the contrary, Buyer shall not be required to take any Antitrust Remedy Action that would reasonably be expected to result in Buyer or its Affiliates (or following the Closing, the Purchased Subsidiary) incurring Antitrust Remedy Losses in excess of $1,500,000. In addition to, and without limiting in any way, the foregoing, Buyer shall, and shall cause its Subsidiaries and Affiliates to, oppose, fully and vigorously, (x) any administrative or judicial action or proceeding that is initiated or threatened to be initiated challenging this Agreement or any other Transaction Documents or the consummation of the transactions contemplated hereby or thereby and (y) any request for, the entry of, and seek to have vacated or terminated, any Order that could restrain, prevent or delay the consummation of the transactions contemplated by this Agreement or any other Transaction Document, including in the case of either (x) or (y) by defending through litigation any Action asserted by any Person in any court or before any Governmental Authority, and vigorously pursuing all available avenues of administrative and judicial appeal as may be required by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under the HSR Act or any other Applicable Law or by any domestic or foreign court or other tribunal, in any Action challenging such transactions as violative of any Applicable Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any Order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement as soon as practicable and in any event at least four (4) Business Days prior to the Outside Date.

(c)Each of Buyer and Seller shall, and shall cause its Affiliates to, cooperate reasonably with one another and keep one another reasonably and promptly apprised of material matters relating to or in connection with the taking of such actions and the doing of such other things as are contemplated by this Section 7.02. In furtherance and not in limitation of the foregoing, in connection with the seeking of any action by or in respect of, or the making of any filing with, any Governmental Authority in connection with the transactions contemplated hereby, the parties shall (i) consult with one another in advance of any meeting, teleconference or other communication with such Governmental Authority, (ii) provide one another with the opportunity to attend or participate in any such meeting, teleconference or other communication, (iii) afford one another the right to review any written materials to be submitted to such Governmental Authority in advance of the submission thereof and (iv) furnish one another with copies of all written materials received by or on behalf of such party from such Governmental Authority, in each case to the extent permitted by Applicable Law (except, in the case of the foregoing clause (ii), to the extent such Governmental Authority has requested that one or the other party not attend or participate in any such meeting, teleconference or other communication, and in the case of the foregoing clauses (iii) and (iv), to the extent that such written materials contain information that does not relate to the transactions contemplated hereby). Buyer shall not, and shall cause its Affiliates not to, take any action or enter into or consummate any transaction (other than the transactions contemplated by this Agreement) that would, or would reasonably be expected to, have the effect of delaying, impairing or impeding the receipt of any consent, authorization, order or approval of any Governmental Authorities.
Section 7.03Certain Filings. In furtherance and not in limitation of the foregoing Section 7.02(b), Seller and Buyer shall reasonably cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts, in connection with the consummation of the transactions contemplated by this Agreement or the other Transaction Documents and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking to obtain any such actions, consents, approvals or waivers in a timely manner.
Section 7.04Public Announcements. Each party agrees to obtain the written consent of the other party (which shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or making any public statement with respect to the Transaction Documents or the transactions contemplated thereby; provided, however, that a party may, without the prior consent of the other party, but only following consultation with the other party to the extent are legally permissible, issue such public disclosure as may, in the reasonable opinion of such party’s counsel, be required by Applicable Law or any listing agreement with any national securities exchange to which the disclosing party is subject.
Section 7.05Notices of Certain Events. (a) Each of Seller and Buyer shall promptly notify the other party of:
(i)any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by any Transaction Documents if the failure to obtain such consent would be reasonably likely to have a Material Adverse Effect or would cause a condition to Closing to not be met;
(ii)any material notice or other communication from any Governmental Authority in connection with the transactions contemplated by any Transaction Documents; and

(iii)the commencement (or threatened commencement) of any Action that, if pending on the date of this Agreement, would have been required to be disclosed pursuant to, in the case of Seller, Section 3.09 or, in the case of Buyer, Section 4.06.
(a)Notwithstanding anything to the contrary contained herein, a party’s failure to comply with this Section 7.05 shall not, in itself, provide the other party hereto or any of such other party’s Affiliates with a right not to effect the transactions contemplated by this Agreement.
Section 7.06Insurance. Seller shall use reasonable best efforts to maintain or cause to be maintained the Business Insurance under which the Business and the Purchased Subsidiary are insured as of the date hereof and during the period prior to the Closing (or, if earlier, the termination of this Agreement) (the “Third Party Policies”) (or comparable replacement coverage) without breach, default or cancelation (other than settlement, expiration or replacement of such coverage with comparable coverage in the ordinary course of business). Except as otherwise provided by this Section 7.06, Buyer acknowledges that from and after the Closing neither Buyer nor the Purchased Subsidiary shall have access to any insurance policies of Seller or any of the Retained Subsidiaries or any of their respective self-insurance programs, regardless of whether such policies were applicable to the Business or the Purchased Subsidiary prior to the Closing. From and after the Closing, Seller agrees that with respect to acts, omissions, events or circumstances relating to the Business or the Purchased Subsidiary, occurring prior to the Closing, and that are covered by occurrence-based Third Party Policies, Buyer (on behalf of the Purchased Subsidiary) and the Purchased Subsidiary may after the Closing, make claims under such occurrence-based policies, and Seller and its Subsidiaries shall reasonably cooperate with Buyer and the Purchased Subsidiary to facilitate and pursue such claims; provided, that Buyer or the Purchased Subsidiary shall exclusively bear the amount of any deductibles, self-insured retentions or other out-of-pocket costs and expenses incurred in connection therewith associated with claims under such occurrence based Third Party Policies, and shall be liable for all uninsured or uncollectible amounts of such claims. Seller and Buyer shall reasonably cooperate in connection with any material decision or action required to pursue such claim, and Seller shall pay to Buyer any net proceeds realized with respect to any such claim. For the avoidance of doubt, this Section 7.06 does not address any insurance policies that relate to Benefit Plans.
Section 7.07Restrictive Covenants.
(a)For a period of four (4) years following the Closing Date (the “Restrictive Period”), Seller shall not, and shall cause its Affiliates not to, directly or indirectly through another Person, (i) induce, or attempt to induce, any current employee or independent contractor of the Business or the Purchased Subsidiary to leave the employ or services of the Business or the Purchased Subsidiary, or interfere with the relationship between the Business or the Purchased Subsidiary and any employee or independent contractor thereof or (ii) solicit for employment or hire any person who was an employee or independent contractor of the Business or the Purchased Subsidiary at any time during the six (6) month period immediately prior to the date on which such hiring would take place (any such restricted employee or independent contractor, a “Buyer Covered Employee”) with the Business; provided, that “Buyer Covered Employees” shall not include Non-Transferred Employees; and provided, further, that the foregoing restrictions shall not apply to (A) generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or other similar means which are not specifically targeted at any Buyer Covered Employee or (B) any such employee whose employment is terminated by Buyer or any of its Affiliates at least three (3) months prior to commencement of employment discussions with Seller or any of its Affiliates.

(b)For a period of twelve (12) months following the Closing Date, Buyer shall not, and shall cause its Affiliates (including, after the Closing, the Purchased Subsidiary) not to, directly or indirectly through another Person, (i) induce, or attempt to induce, any current employee or independent contractor of the Seller (other than any Transferred Employee) to leave the employ or services of the Seller, or interfere with the relationship between the Seller and any employee or independent contractor thereof or (ii) solicit for employment or hire any person who was an employee or independent contractor of the Seller at any time during the six (6) month period immediately prior to the date on which such hiring would take place (any such restricted employee or independent contractor, a “Seller Covered Employee”); provided, that the foregoing restrictions shall not apply to (A) generalized searches for employees through media advertisements of general circulation, employment search firms, open job fairs or other similar means which are not specifically targeted at any Seller Covered Employee or (B) any such employee whose employment is terminated by Seller at least three (3) months prior to commencement of employment discussions with Buyer or any of its Affiliates.
(c)During the Restrictive Period, Seller shall not, and shall cause its Affiliates not to, directly or indirectly through another Person, call on or solicit any client, customer, distributor, supplier, service provider, licensee, licensor, investor or other business relation of the Business or the Purchased Subsidiary (including any existing or former client, customer, distributor, supplier, service provider, licensee, licensor, investor or other business relation of Seller, and any Person that becomes a client, customer, distributor, supplier, service provider, licensee, licensor, investor or other business relation of the Business or the Purchased Subsidiary after the Closing) in order to induce or attempt to induce such Person to cease doing business, or materially diminish the business conducted, with the Business in the United States or any other jurisdiction where the Business was conducted prior to the Closing (the “Restrictive Territory”), or interfere with the relationship between any such client, customer, distributor, supplier, service provider, licensee, investor or business relation and the Business or the Purchased Subsidiary in the Restrictive Territory; provided, that, that nothing in this Section 7.07(c) shall restrict Seller or its Affiliates from continuing to conduct the Retained Business as operated prior to the Closing in the ordinary course, including calling on, soliciting, servicing, or maintaining relationships with any Person that is a client, customer, distributor, supplier, service provider, licensee, licensor, investor or other business relation of the Retained Business, even if such Person is also a business relation of the Business or the Purchased Subsidiary, so long as such activity is not undertaken for the purpose of diverting business away from the Business or the Purchased Subsidiary.
(d)During the Restrictive Period, Seller shall not directly or indirectly engage in, or assist others in engaging (whether through any financial or other investment) in the Business in the Restrictive Territory. Notwithstanding the foregoing, nothing in this Section 7.07(d) shall prohibit Seller or any of its Affiliates from:
(i)being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation that is publicly traded, provided, that none of Seller or its Affiliates have the ability by contract or otherwise to control or exercise influence over the decision making of such Person;
(ii)performing any activity related to the Business for the benefit of, and at the written direction or request of, Buyer or any of its Affiliates, including the performance of any services required by the Transition Services Agreement; or
(iii)conducting the Retained Business as conducted by Seller or its Affiliates as of the Closing Date.

(e)During the Restricted Period, Seller shall not, and shall direct its Affiliates not to, make or publish, verbally or in writing, any statements concerning the Business, Buyer or any of its Affiliates (including the Purchased Subsidiary) or any of their respective Representatives which statements are intended to be injurious or inimical to the best interests of the Business, Buyer or any of its Affiliates or any of their respective Representatives, including statements alleging that the Business, Buyer (including the Purchased Subsidiary) or any of its Affiliates or any of their respective Representatives have acted improperly, illegally or unethically or have engaged in business practices which are improper, illegal or unethical; provided, however, that such restrictions shall not apply to any confidential communications with any Governmental Authority (including communications made in the course of any governmental investigation) or in response to a lawfully issued subpoena, provided that Seller provides Buyer with written notice of such subpoena within two (2) Business Days of receipt.
(f)During the Restricted Period, Buyer shall not, and shall direct its Affiliates not to, make or publish, verbally or in writing, any statements concerning the Retained Business, Seller or any of its Affiliates or any of their respective Representatives which statements are intended to be injurious or inimical to the best interests of the Retained Business, Seller or any of its Affiliates or any of their respective Representatives, including statements alleging that the Retained Business, Seller or any of its Affiliates or any of their respective Representatives have acted improperly, illegally or unethically or have engaged in business practices which are improper, illegal or unethical; provided, however, that such restrictions shall not apply to any confidential communications with any Governmental Authority (including communications made in the course of any governmental investigation) or in response to a lawfully issued subpoena, provided that Buyer provides Seller with written notice of such subpoena within two (2) Business Days of receipt.
(g)Seller and Buyer acknowledge that: (i) the obligations under this Section 7.07 are reasonable and necessary to protect the legitimate interests of the Business and the Retained Business and the competitive injuries likely to be sustained by the Business and Buyer and the Retained Business and Seller, as the case may be, if Seller or Buyer or any of their respective Affiliates were to violate such obligations; (ii) the covenants in this Section 7.07 are adequately supported by consideration from each party for the benefit of the other party and were a material inducement to such party to enter into this Agreement and consummate the transactions contemplated hereby and (iii) the foregoing makes it necessary for the protection of the Business and Buyer and the Retained Business and Seller, as the case may be, that Seller and Buyer uphold their respective obligations under this Section 7.07 for the reasonable time period contained herein and therein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to be invalid, illegal or unenforceable in any respect under Applicable Law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under Applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 7.07 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such Applicable Law. The covenants contained in this Section 7.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 7.08Waiver of Conflicts Regarding Representation; Nonassertion of Attorney-Client Privilege. Buyer waives and agrees not to assert, and agrees to cause its Affiliates (including, after the Closing, the Purchased Subsidiary) to waive and not to assert, any conflict of interest arising out of or relating to the representation, after the Closing (the “Post-Closing Representation”-), of Seller or any of its Affiliates or any shareholder, officer, employee or director of Seller or any of its Affiliates (any such Person, a “Designated Person”) in any matter involving or relating to this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, by Latham & Watkins LLP in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby (the “Current Representation”).
(a)Buyer waives and agrees not to assert, and agrees to cause its Affiliates (including, after the Closing, the Purchased Subsidiary) to waive and to not assert, any attorney-client privilege with respect to any communication between Latham & Watkins LLP and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation, including in connection with a dispute with Buyer or any of its Affiliates, and following the Closing, with the Purchased Subsidiary, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by Seller; provided, that the foregoing waiver and acknowledgement of retention shall not extend to any communication not involving this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby, or to communications with any Person other than the Designated Persons and their advisers.
(b)Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Purchased Subsidiary) agrees that no communications (including email or other written communications) subject to attorney-client privilege in connection with the Current Representation shall be subject to disclosure, directly or indirectly, to Buyer or any Person acting on behalf of Buyer, and the Purchased Subsidiary shall, without the necessity of further documentation of transfer, be deemed to have irrevocably assigned and transferred to Seller the attorney-client privilege and expectation of client confidence with respect to all such communications, and all books and records and other documents of the Purchased Subsidiary containing any such advice, communication or other materials, and the same shall be controlled by Seller and shall not be claimed by, and no copies shall be retained by, Buyer or the Purchased Subsidiary. Notwithstanding anything to the contrary in this Agreement, Buyer may assert the attorney-client privilege with respect to any such communications in any Action or other proceeding that is not adverse to Seller or any of its Affiliates.
(c)Nothing in this Section 7.08 is intended to or shall be deemed to operate as a waiver of any applicable privilege or protection that could be asserted to prevent disclosure of any confidential communication by any legal counsel currently representing Seller or any of its Affiliates, including the Purchased Subsidiary.
(d)Seller and Buyer agree to take, and to cause their respective Affiliates to take, all steps reasonably necessary to implement the intent of this Section 7.08.
Section 7.09Access to Information; Cooperation.

(a)From the date hereof until the Closing Date (or, if earlier, the termination of this Agreement), and subject to Applicable Law and the Confidentiality Agreement, Seller will, and will cause the Purchased Subsidiary to, (i) upon Buyer’s reasonable request, give Buyer, its counsel and other Representatives reasonable access, during regular business hours, upon reasonable prior notice, to the properties, books and records of the Business, (ii) furnish to Buyer, its counsel and other authorized Representatives such financial and operating data and other information relating to the Business as such Persons may reasonably request and (iii) instruct the employees, independent accountants, counsel and financial advisors of Seller and the Purchased Subsidiary to reasonably cooperate with Buyer in its investigation of the Business. Notwithstanding the foregoing, Buyer and its agents shall not have access to (A) any properties of the Business, including the Purchased Subsidiary, and Leased Real Property, for purposes of conducting any environmental sampling or other invasive investigation, including of the air, soil, soil gas, surface water, groundwater, building materials or other environmental media or any information to the extent relating exclusively to any Retained Business or (B) any Seller Tax Records.
(b)For a period of six (6) years from and after the Closing Date, and subject to Applicable Law, upon request of the other party, Seller and Buyer will give the other party and its authorized Representatives reasonable access (during normal business hours, and upon reasonable advance written notice) to its properties, books, records, employees and auditors (i) to the extent necessary to prepare and review the Closing Statement and the calculations therein and (ii) to the extent reasonably necessary to permit such other party to comply with its financial reporting, accounting or auditing obligations with respect to any period ending before the Closing Date with respect to the Business.
(c)Any access granted to either party or its Representatives pursuant to this Section 7.09 shall (i) be conducted in such manner as not to interfere unreasonably with the conduct of the business of the party granting such access, and (ii) not jeopardize the health and safety of any employee of the party granting such access. The party to whom such access or other cooperation is granted pursuant to this Section 7.09 shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred by the other party or its Representatives in connection therewith.

(d)Notwithstanding anything to the contrary contained herein, nothing in this Section 7.09 shall require (i) Seller or Buyer, as applicable, to provide the other party or its Representatives with access to (w) information which Seller determines in good faith is competitively sensitive, (x) personnel records of employees relating to individual performance or evaluation records, medical histories or other information which, in the disclosing party’s good faith opinion based on advice of counsel, the disclosure of which would violate Applicable Law, (y) any information which constitutes Trade Secrets of third parties or (z) information, the disclosure of which, in the disclosing party’s good faith opinion based on the advice of counsel would conflict with confidentiality obligations to which such party or any of its Affiliates is bound or would reasonably be expected to result in the forfeiture or waiver of any attorney-client or similar privilege or any breach of fiduciary duties owed to any person (whether such duty arises contractually, statutorily or otherwise); provided, that, in the case of this clause (z), the disclosing party shall use commercially reasonable efforts to provide the other party, to the extent possible, with access to the relevant information in a manner that would not reasonably be expected to result in the forfeiture or waiver of any such attorney-client or similar privilege, (ii) either party’s independent accountants to make available to the other party or its Representatives any work papers unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to work papers in form and substance reasonably acceptable to such independent accountants or (iii) Seller or Buyer, as applicable, to provide the other party or its Representatives access or information in connection with any Action in which Seller or any Retained Subsidiary is an adverse party to Buyer.
Section 7.10Business Marks. Notwithstanding anything to the contrary herein, and for the avoidance of doubt, nothing in this Agreement shall be construed as restricting, prohibiting or limiting, after the Closing Date, Seller or any of its Affiliates from (i) using the Business Marks in a non-trademark manner to describe or provide information regarding the history of the Business to reference or describe the historical relationship between Seller or any of its Affiliates, on the one hand, and the Purchased Subsidiary, on the other hand, which references are factually accurate, (ii) retaining or using copies of any books, records and other materials that, as of the Closing Date, contain or display the Business Marks and such copies are used solely for internal or archival purposes (and not public display), subject to any confidentiality obligations hereunder, if relevant, (iii) using the Business Marks to comply with Applicable Laws or (iv) using the Business Marks in a manner that would constitute “fair use” under Applicable Law.
Section 7.11R&W Insurance Policy. Prior to the Closing, Buyer shall obtain and bind a buyer-side representations and warranties insurance policy with respect to the representations or warranties of Seller set forth in Article 3 of this Agreement (a “R&W Insurance Policy”). At or prior to the Closing, Buyer shall pay or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the total premium, underwriting costs, brokerage commissions, and other fees and expenses of such policy; provided, that fifty percent (50%) of the premium, taxes, surcharges, underwriting fees and broker commission of the R&W Insurance Policy shall be characterized as a Closing Transaction Expense. The R&W Insurance Policy shall expressly provide that:
(a)the insurer shall have no, and shall waive and not pursue any and all, subrogation rights against Seller or any of its Affiliates or any of their respective equityholders, members, partners, managers, directors, officers, employees or agents (the “Subrogation Waiver Parties”) except in the case of Fraud by a Subrogation Waiver Party and then only against that Subrogation Waiver Party;
(b)the Subrogation Waiver Parties are third party beneficiaries of such waiver;

(c)the Buyer shall have no obligation to pursue any claim against any Subrogation Waiver Party in connection with any damage, loss, liability or expense; and
(d)the foregoing subrogation waiver provision in the R&W Insurance Policy shall not be amended, modified or waived without the express, prior, written consent of Seller.
Seller shall deliver to Buyer a true and correct copy of contents of the Data Room on a USB drive or other electronic means as soon as reasonably practical following the Closing.
Section 7.12Misallocated Assets.
(a)If, at any time during the twelve (12)-month period after the Closing, Buyer or the Purchased Subsidiary, on the one hand, or Seller and its Affiliates, on the other hand, is or becomes aware, in its reasonable judgment, that any Additional Asset owned, received or held by the Purchased Subsidiary or any of its Affiliates as a result of the Pre-Closing Reorganization, is an asset that is primarily used or held for use by any Retained Business, or is otherwise contemplated by this Agreement to be retained by Seller and the Retained Subsidiaries under this Agreement (each, an “Excluded Asset”), it shall promptly inform the other party of such fact in writing and (i) the Purchased Subsidiary shall return or transfer and convey (without further consideration) to Seller or the appropriate Affiliate of Seller such Excluded Asset; or (ii) Buyer and the Purchased Subsidiary shall, and shall cause their appropriate Affiliates to, (A) if such Excluded Asset cannot be so returned, transferred or conveyed, enter into such reasonable arrangements (including back-to-back subleasing, sublicensing, subcontracting or other similar arrangements) as shall enable Seller and its applicable Affiliates to enjoy the benefits and bear the burdens of the applicable Excluded Asset as if such conveyance had occurred as of the Closing; and (B) execute such documents or instruments of conveyance and take such further acts as are reasonably necessary or desirable to effect the transfer of such Excluded Asset back to Seller or its appropriate Affiliate, in each case such that each party is put into the same economic position as if such action had been taken on or prior to the Closing Date.
(b)If, at any time during the twelve (12)-month period after the Closing, Buyer or the Purchased Subsidiary, on the one hand, or Seller and its Affiliates, on the other hand, is or becomes aware, in its reasonable judgment, that any asset owned, received or held by Seller or any of its Affiliates, or to which Seller or any of its Affiliates has title or otherwise a beneficial or other interest therein, is an asset that was primarily used or held for use by the Business (or, in the case of Shared Contracts, is a Contract that was exclusively used or held for use by the Business), or is otherwise contemplated to be transferred to Buyer or the Purchased Subsidiary under this Agreement (each, a “Business Asset”), it shall promptly inform the other party of such fact in writing and (i) Seller shall, and shall cause its applicable Affiliate to, return or transfer and convey (without further consideration) to the Buyer or its Affiliate such Business Asset or (ii) Seller and the Purchased Subsidiary shall, and shall cause their appropriate Affiliates to, (A) if such Business Asset cannot be so returned, transferred or conveyed, enter into such reasonable arrangements (including back-to-back subleasing, sublicensing, subcontracting or other similar arrangements) as shall enable the Purchased Subsidiary or another Affiliate of Buyer to enjoy the benefits and bear the burdens of the applicable Business Asset as if such conveyance had occurred as of the Closing and (B) execute such documents or instruments of conveyance or assumption and take such further acts as are reasonably necessary or desirable to effect the transfer of such Business Asset back to the Purchased Subsidiary, in each case such that each party is put into the same economic position as if such action had been taken on or prior to the Closing Date.

Article 8TAX MATTERS
Section 8.01Preparation of Tax Returns.
(a)Seller shall file or cause to be filed all Tax Returns that relate to Combined Taxes and timely pay all Combined Taxes to the extent the failure to file or pay could result in any liability of Buyer for Combined Taxes or result in a Lien on the assets of the Purchased Subsidiary. Buyer shall file or cause to be filed all other Tax Returns of or that include the Purchased Subsidiary and shall pay all Taxes of the Purchased Subsidiary to the extent the failure to file or pay could result in any liability of Seller for such Taxes.
(b)Notwithstanding anything to the contrary herein, all Transfer Taxes imposed as a result of the transactions contemplated by this Agreement shall be borne 50% by Buyer, on the one hand, and 50% by Seller, on the other hand (other than Transfer Taxes imposed as a result of the Pre-Closing Reorganization, which shall be borne 100% by Seller). Buyer and Seller shall file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and shall cooperate to the extent reasonably requested in connection with the preparation and filing of such Tax Returns, including, if required by Applicable Law, joining in the execution of any such Tax Returns and other documentation.
Section 8.02Cooperation on Tax Matters.
(a)Subject to Section 8.02(b), Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as reasonably practicable, such information and assistance relating to the Business and the Purchased Subsidiary (including access to books and records) as is reasonably necessary in connection with this Agreement for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any claim, suit or proceeding relating to any Tax.
(b)Notwithstanding anything to the contrary in this Agreement, Seller and its Affiliates shall not be required at any time to provide to Buyer any right to access or to review any Tax Return or Tax work papers of Seller, any Seller Group or any Affiliate of Seller (such Tax Returns or Tax work papers, the “Seller Tax Records”), or any right to participate in or review any information related to any Action with respect to Taxes of Seller, any Seller Group or any Affiliate of Seller (provided, for the avoidance of doubt, that Seller shall provide any reasonably requested information relating to the Purchased Subsidiary for Tax periods (or portions thereof) ending on or before the Closing Date as is reasonably necessary for the filing of Tax Returns or the defense of Actions by Buyer relating to Taxes of the Purchased Subsidiary in relation to such Tax periods (or portions thereof)).
Section 8.03Buyer Covenants. Buyer shall not, and shall not cause or permit the Purchased Subsidiary or any Affiliate of Buyer to, (i) make or change any entity classification election under Treasury Regulations Section 301.7701-3(c) relating to the Purchased Subsidiary for any Tax period or portion thereof ending on or before the Closing Date, (ii) amend, file or refile any Tax Return relating to Combined Taxes or (iii) make or change any other Tax election relating to the Purchased Subsidiary for any Tax period or portion thereof ending on or before the Closing Date that, in the case of clause (iii), would be reasonably likely to materially increase the amount of Taxes of or payable by Seller and its Affiliates without Seller’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed.

Section 8.04Tax Treatment; Purchase Price Allocation. The parties agree that the transfer of the Interests in the Purchased Subsidiary pursuant to this Agreement shall be treated for U.S. federal and applicable state and local income Tax purposes as a taxable sale by Seller of all of the assets of the Purchased Subsidiary to Buyer, in each case, governed by Section 1001 of the Code. The Final Purchase Price hereunder shall be allocated for U.S. federal and applicable state and local income tax purposes among the assets of the Purchased Subsidiary by employing the methodology set forth on Schedule II hereto. Such allocation shall be prepared by Buyer consistent with such methodology set forth on Schedule II hereto and delivered to Seller within ninety (90) days after the Determination Date for Seller’s approval, not to be unreasonably withheld (such allocation, as approved by Seller, the “Final Allocation”). The parties shall file IRS Form 8594 and all other applicable income Tax Returns in a manner consistent with the Final Allocation, and shall not amend IRS Form 8594 or any other applicable income Tax Return to take a position inconsistent with the Final Allocation unless mutually agreed by the Buyer and Seller or required following an audit or challenge by a Taxing Authority.
Article 9EMPLOYEE MATTERS
Section 9.01Transferred Employees.
(a)Buyer shall within a reasonable period of time (but not fewer than thirty (30) days) prior to the Closing Date, make (or cause one of its Affiliates to make) an offer of employment to each Business Employee who is Employed as of the date such offer is made, commencing as of (and conditioned on the occurrence of) the Effective Time, with Buyer (or such Affiliate of Buyer), in each case on the terms set forth in this Article 9 and Schedule IV hereto and does not include any requirement for such Business Employees to relocate from their current work locations (such offer, a “Qualified Offer”). Subject to the immediately succeeding sentence, Buyer shall be solely liable for, and shall reimburse Seller or its applicable Affiliate for any severance or other termination-related payments or benefits paid or provided by Seller or its Affiliate to any Business Employee who does not receive a Qualified Offer. Notwithstanding the foregoing, Seller shall be solely liable for any severance or other termination-related payments or benefits paid or provided to any Business Employee (i) who receives, but rejects in writing, a Qualified Offer, or (ii) who does not receive a Qualified Offer from Buyer as a result of such Business Employee’s failure to satisfy Buyer’s standard criminal background check or other pre-employment screening required by Applicable Law. Each Business Employee who has received and accepted such a Qualified Offer of employment pursuant to this Section 9.01 and who commences employment from and after the Effective Time with Buyer (or such Affiliate of Buyer) is referred to herein as a “Transferred Employee.” Any Business Employee who is not a Transferred Employee shall be referred to herein as a “Non-Transferred Employee”.
(b)Notwithstanding anything to the contrary in this Agreement, if a Business Employee who performs services for Seller and its Affiliates is, as of the Closing Date, on a leave of absence and receiving short-term disability benefits under a Business Benefit Plan (an “Inactive Employee”), to the extent permitted under Applicable Law, Seller will continue to provide such disability benefits under the applicable Business Benefit Plan until such time as the Inactive Employee is ready to return to active service. Upon returning to active service, Buyer shall, or shall cause one of its Affiliates to, offer such Inactive Employee employment on terms and conditions that meet the standards and subject to the terms set forth in this Article 9.
(c)Following the date of this Agreement, Seller and Buyer shall reasonably cooperate in all matters reasonably necessary to effect the transactions contemplated by this Section 9.01, and Seller shall use its reasonable best efforts to assist the Business Employees with accepting any Qualified Offer received from Buyer or its Affiliates.

Section 9.02Maintenance of Compensation and Benefits. Buyer agrees that it shall provide (or cause its Affiliate to provide) each Transferred Employee with, for the period commencing at the Effective Time and ending on the first (1st) anniversary of the Closing Date (the “Relevant Period”), (a) an annual base salary or wage rate and target annual cash incentive opportunities (but not target annual equity incentive compensation opportunities), in each case that are at least equal to his or her annual base salary and target annual cash incentive compensation opportunities (but not equity incentive compensation opportunities) amounts in effect immediately prior to the Effective Time and (b) the employee health, welfare and retirement benefits that are no less favorable to those provided to similarly situated employees of Buyer; provided, that nothing in this Agreement shall be deemed to limit the right of Buyer or its Affiliates to terminate the employment of any Transferred Employee at any time or construed as altering the at-will nature of any Transferred Employee’s employment. Nothing in this Agreement shall be deemed to limit the right of Buyer or its Affiliates to (i) change or modify the terms and conditions of employment for any Transferred Employee or (ii) change, modify or terminate any employee benefit plan or arrangement in accordance with its terms. Except to the extent required by Applicable Law, effective as of Closing, each Transferred Employee shall cease all active participation in, and accrual of benefits under, any Business Benefit Plan.
Section 9.03Defined Contribution Plans. As of the Effective Time, Buyer shall cover (or cause to be covered) each Transferred Employee under a defined contribution plan and trust intended to qualify under Section 401(a) of the Code (the “Buyer DC Plan”). Effective as of the Effective Time or any subsequent date reasonably requested by Buyer (but not later than the sixtieth (60th) day following the Effective Time), Buyer shall allow the Transferred Employees to effect a “direct rollover” (as described in Section 401(a)(31) of the Code) of their account balances (including participant loans) under the Seller 401(k) Plan to the Buyer DC Plan in the form of cash and participant loan notes.
Section 9.04Service Credit. Buyer shall use reasonable best efforts to grant (or cause its Affiliates to grant) each Transferred Employee credit for years of prior service, and recognize such employee’s continuity of service, with Seller or any of its Affiliates or their respective predecessors for purposes of eligibility, vesting and benefit accrual, under each Benefit Plan sponsored or maintained by Buyer or any of its Affiliates if and to the extent that such credit was recognized by Seller; provided, however, that such credit shall not result in a duplication of benefits.
Section 9.05Immigration Filings. To the extent any Business Employee requires a visa, work permit or pass or other approval for his or her employment to continue with Buyer or its Affiliates on or following the Closing Date, prior to the Closing Date, Buyer shall (or shall cause its Affiliates to) use reasonable best efforts to see that any necessary applications are promptly made and such other actions are taken to secure the necessary visa, permit, pass or other approval. Buyer shall comply with all Applicable Laws including, without limitation, the Immigration and Nationality Act, as amended, and any rules or regulations promulgated thereunder, relating to the continuation of employment of such Transferred Employees described in this Section 9.05 on and after the Closing Date.

Section 9.06Welfare Plans. As of the Effective Time, each Transferred Employee shall cease participation in the health and welfare benefit plans of Seller and its Affiliates (each, a “Seller Welfare Plan”) and commence participation in the health and welfare benefit plans maintained, administered or contributed to by Buyer and its Affiliates. Seller and the Retained Subsidiaries shall be responsible for providing benefits in respect of claims incurred under a Seller Welfare Plan for Transferred Employees and their beneficiaries and dependents prior to the Effective Time. Benefits in respect of all welfare plan claims incurred by Transferred Employees at or after the Effective Time shall be provided by Buyer and its Affiliates. For purposes of this Section 9.06, the following claims shall be deemed to be incurred as follows: (a) life, accidental death and dismemberment and business travel accident insurance benefits, upon the death or accident giving rise to such benefits and (b) health or medical, dental, vision care and/or prescription drug benefits, upon provision of the applicable services, materials or supplies.
Section 9.07Pre-Existing Conditions and Co-Payments. Buyer shall use reasonable best efforts to (or to cause its Affiliates to):
(a)waive all limitations as to pre-existing conditions, exclusions, waiting periods, active employment requirements and requirements to show evidence of good health with respect to participation and coverage requirements applicable to the Transferred Employees (and their eligible dependents) under any health and welfare plans in which such Transferred Employees are eligible to participate at or after the Effective Time to the extent such Transferred Employee (or eligible dependent) is covered under a comparable Business Benefit Plan immediately prior to the Effective Time; and
(b)provide each Transferred Employee with credit for any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans in which such Transferred Employee is eligible to participate after the Effective Time.
Section 9.08Flexible Spending Accounts. As of the Effective Time, Seller shall transfer from the medical and dependent care account plans of Seller and its Affiliates (each, a “Seller FSA Plan”) to one or more medical and dependent care account plans established or designated by Buyer the account balances of the Transferred Employees, and Buyer shall be responsible for the obligations of the Seller FSA Plans to provide benefits to the Transferred Employees with respect to such transferred account balances at or after the Effective Time. Each Transferred Employee shall be permitted to continue to have payroll deductions made as most recently elected by him or her under the applicable Seller FSA Plan. Buyer shall promptly reimburse Seller for benefits paid by the Seller FSA Plans to any Transferred Employee prior to the Effective Time to the extent in excess of the payroll deductions made in respect of such Transferred Employee at or prior to the Effective Time.

Section 9.09WARN Act. Buyer shall assume all Liabilities for the provision of notice or payment in lieu of notice, severance or any other applicable Liabilities under WARN or any similar Applicable Law arising as a result of the termination of the Transferred Employees upon or following the Effective Time. Seller shall be liable for any and all damages, Liabilities, costs and expenses of any kind, character or description incurred or suffered by Seller or any of its Affiliates with respect to WARN or any similar Applicable Law arising as a result of the transactions contemplated by the Transaction Documents through the Closing Date. However, Buyer and Seller acknowledge and agree that this Agreement and the transactions contemplated herein will not interrupt in any material respect the ongoing operations of the Business, that all Transferred Employees who are employed immediately prior to the Effective Time shall become employees of Buyer or its Affiliates on a continuous basis or immediately following the Effective Time and that this Agreement and the transactions contemplated herein will not cause an employment loss which would trigger any notice, liability or payment obligations under any applicable WARN Act. Buyer and Seller agree to work together to mitigate, where permitted by Applicable Law, any Liabilities under WARN in respect of the Business Employees.
Section 9.10Workers Compensation. Buyer shall be responsible for providing benefits in respect of all claims for benefits in respect of workers compensation and any comparable Liabilities arising from incidents occurring on or after the Closing Date. Unless the Purchased Subsidiary would otherwise be responsible for such benefits or Liabilities, Seller shall be responsible for providing benefits in respect of all claims for benefits in respect of workers compensation and any comparable Liabilities arising from incidents occurring prior to the Closing Date. Unless the Purchased Subsidiary would otherwise be responsible for such benefits or Liabilities, if the incident occurs over a period both preceding and following the Closing Date, the claim shall be equitably apportioned between Seller and Buyer based upon the relative periods of time that the incident transpired preceding and following the Closing Date. From and after the Closing, Buyer agrees to provide, and cause its Affiliates to provide, reasonable assistance to, and to cooperate with, Seller or its Affiliates with respect to any workers compensation claims for which Seller has retained liability as set forth in this Section 9.10.
Section 9.11No Third Party Beneficiaries. Without limiting the generality of the last sentence of Section 13.07, nothing in this Article 9, express or implied, (a) is intended to or shall confer upon any Person other than the parties hereto, including any Business Employee, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (b) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement or (c) shall create any obligation on the part of Seller, Buyer or any of their respective Affiliates to employ any Business Employee for any period following the Effective Time.
Section 9.12Pre-Closing Employee Liabilities. As of the Effective Time, all wages, bonuses, termination and severance related payments and other benefits payments and other benefits earned, vested or accrued by each Transferred Employee due and payable on or prior to the Effective Time by Seller or the Purchased Subsidiary shall have been paid, satisfied, or discharged solely to the extent constituting a direct Liability of the Purchased Subsidiary in all material respects in accordance with their terms and applicable Law. For the avoidance of doubt, except for any Transferred Employee Bonuses, all wages, bonuses, termination and severance related payments and other benefits payments and other benefits earned, vested or accrued by each Transferred Employee prior to or as of the Effective Time and all associated payroll taxes constitute Liabilities borne by Seller. Except for any Transferred Employee Bonuses, Seller shall also be solely liable for all wages, bonuses, termination and severance related payments and other benefits payments and other benefits earned, vested or accrued by each Non-Transferred Employee (other than any non-Qualified Offers pursuant to Section 9.01(a)) and any former employee of Seller or the Purchased Subsidiary, and all associated payroll taxes for all periods before and after the Effective Time.

Article 10CONDITIONS TO CLOSING
Section 10.01Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions (any or all of which may be waived by Buyer and Seller, together, in whole or in part to the extent permitted by Applicable Law):
(a)any applicable waiting period (and any extensions thereof) under the HSR Act with respect to the transactions contemplated hereby shall have expired or been terminated; and
(b)there shall not be in force any law or Order by any court of competent jurisdiction or other Governmental Authority restraining, enjoining, prohibiting, invalidating or making illegal the consummation of the transactions contemplated by this Agreement.
Section 10.02Conditions to Obligation of Buyer. The obligation of Buyer to consummate the Closing is also subject to the satisfaction of the following further conditions (any or all of which may be waived by Buyer in whole or in part to the extent permitted by Applicable Law):
(a)(i) the representations and warranties contained in Section 3.01 (Corporate Existence and Power), Section 3.02 (Corporate Authorization), clause (i) of Section 3.04 (Noncontravention), Section 3.05(b) (Purchased Subsidiary), and Section 3.15 (Finders’ Fees) (the “Seller Fundamental Representations”), shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made at and as of such date (other than representations and warranties which speak as to another date, which representations and warranties shall be true and correct in all material respects at and as of such date), and (ii) the representations and warranties of Seller, other than the Seller Fundamental Representations, contained in this Agreement, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall be true and correct as of the date hereof and as of the Closing Date, as if made at and as of such date (other than representations and warranties which speak as to another date, which representations and warranties shall be true and correct at and as of such date), except in the case of clause (ii) for any inaccuracy or omission that does not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect;
(b)Since the date of this Agreement, there shall not have occurred any Material Adverse Effect that is continuing as of the Closing Date;
(c)Seller and the Purchased Subsidiary shall have performed in all material respects its agreements and covenants to be performed prior to the Closing; and
(d)Subject to Schedule IV hereto, at least eighty percent (80%) of the Business Employees who receive Qualified Offers shall have accepted such Qualified Offers, and shall constitute Transferred Employees effective as of the Closing; and
(e)Buyer shall have received a certificate signed by an executive officer of Seller, dated as of the Closing Date, with respect to Seller’s satisfaction of the conditions set forth in Section 10.02(a), Section 10.02(b), and Section 10.02(c).
Section 10.03Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is also subject to the satisfaction of the following further conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by Applicable Law):

(a)(i) the representations and warranties contained in Section 4.01 (Corporate Existence and Power), Section 4.02 (Corporate Authorization), clause (i) of Section 4.04 (Noncontravention) and Section 4.07 (Finders’ Fees) (the “Buyer Fundamental Representations”) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made at and as of such date (other than representations and warranties which speak as to another date, which representations and warranties shall be true and correct in all material respects at and as of such date), and (ii) the representations and warranties of Buyer, other than Buyer Fundamental Representations, contained in this Agreement, disregarding all qualifications contained therein relating to materiality or Material Adverse Effect, shall, be true and correct as of the date hereof and as of the Closing Date, as if made at and as of such date (other than representations and warranties which speak as to another date, which representations and warranties shall be true and correct at and as of such date), except in the case of clause (ii) for any inaccuracy or omission that does not, and would not reasonably be expected to, individually or in the aggregate, materially impair or delay Buyer’s ability to perform or comply with its obligations under this Agreement or consummate the transactions contemplated hereby;
(b)Buyer shall have performed in all material respects its agreements and covenants to be performed prior to the Closing; and
(c)Seller shall have received a certificate signed by an executive officer of Buyer dated as of the Closing Date, with respect to Buyer’s satisfaction of the conditions set forth in Section 10.03(a) and Section 10.03(b).
Article 11TERMINATION
Section 11.01Grounds for Termination.
(a)This Agreement may be terminated at any time prior to the Closing:
(i)by mutual written agreement of Seller and Buyer;
(ii)by either Seller or Buyer if the Closing shall not have been consummated on or before the date that is six (6) months after the date of this Agreement (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 11.01(a)(ii) shall not be available to any party whose breach of any provision of this Agreement has caused or resulted in the failure of the Closing to be consummated by such time; provided, further, that if, as of the Outside Date, all of the conditions to Closing set forth in Article 10 have been satisfied or waived (or are capable of being satisfied at such time) other than the conditions set forth in Section 10.01, then the Outside Date shall be automatically extended without any action on the part of any party hereto to the date that is nine (9) months after the date of this Agreement, and if so extended, such date shall be deemed the “Outside Date” for all purposes of this Agreement;
(iii)by either Seller or Buyer, if there shall be any Order (which shall be final and nonappealable) that (i) makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or (ii) permanently enjoins Buyer or Seller from consummating the transactions contemplated hereby; provided, that the right to terminate this Agreement pursuant to this Section 11.01(a)(iii) shall not be available to any party whose breach of any provision of this Agreement has caused or resulted in such Order being enacted or becoming applicable to the transactions contemplated hereby (including due to a failure to use reasonable best efforts in connection with the actions specified in Section 7.01 or Section 7.02 to the extent required thereunder);

(iv)by Buyer (if Buyer is not then in material breach of any provision of this Agreement) if there is any material breach of any representation, covenant or agreement on the part of Seller or the Purchased Subsidiary set forth in this Agreement, such that the conditions specified in Section 10.02(a) or Section 10.02(b) would not be satisfied at the Closing (a “Terminating Seller Breach”), except that, if such Terminating Seller Breach is curable by Seller, then, until the earlier of (i) the Outside Date and (ii) sixty (60) days after receipt by Seller of written notice of such breach from Buyer such termination shall not be effective and such termination shall become effective only if such Terminating Seller Breach is not cured within such period; or
(v)by Seller (if Seller is not then in material breach of any provision of this Agreement) if there is any material breach of any representation, warranty, covenant or agreement on the part of Buyer set forth in this Agreement, such that the conditions specified in Section 10.03(a) or Section 10.03(b) would not be satisfied at the Closing (a “Terminating Buyer Breach”), except that, if any such Terminating Buyer Breach is curable by Buyer, then, until the earlier of (i) the Outside Date and (ii) sixty (60) days after receipt by Seller of written notice of such breach from Seller such termination shall not be effective and such termination shall become effective only if such Terminating Buyer Breach is not cured within such period.
(b)Other than in the case of a termination pursuant to Section 11.01(a)(i), the party desiring to terminate this Agreement pursuant to any clause of this Section 11.01 shall give written notice of such termination to the other party.
Section 11.02Effect of Termination. If this Agreement is terminated as permitted by Section 11.01, this Agreement shall become void and have no further force or effect, and such termination shall be without liability of any party (or any equityholder, director, manager, officer, employee, agent, consultant or Representative of such party) to the other party to this Agreement; provided, that the Confidentiality Agreement, the provisions of this Section 11.02 and the provisions of Section 6.01, Section 7.04 and Article 13 and any relevant definitions contained in each such provisions shall survive any such termination; and provided, further that that nothing in this Section 11.02 shall relieve any party hereto from Liability for Fraud or Willful Breach of the terms and provisions of this Agreement by such party.
Article 12SURVIVAL; INDEMNIFICATION
Section 12.01Survival. Except in the case of Fraud, subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date. The pre-Closing covenants contained in this Agreement shall terminate as of the Closing. Those covenants contained in this Agreement that by their terms contemplate performance in whole or in part after the Closing (the “Post-Closing Covenants”-) shall survive the Closing until the applicable date specified by their terms, or if not so specified, until performed in accordance with their respective terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. Nothing in this Section 12.01 is intended to affect or limit Buyer’s ability to recover under the R&W Insurance Policy for any matters covered thereunder.
Section 12.02Indemnification by Seller.

(a)Subject to the other terms and conditions of this Article 12, from and after Closing, Seller shall indemnify and defend each of Buyer and its Affiliates (including the Purchased Subsidiary) and their respective Representatives, successors and assigns (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Damages incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:
(i)any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; or
(ii)any breach or non-fulfillment of any Post-Closing Covenant of Seller with respect to breaches occurring at or after the Closing.
The Buyer Indemnitees are third-party beneficiaries of this Section 12.02 (subject to the other provisions of this Article 12).
(b)Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 12.02(a)(i) until the aggregate amount of all Damages in respect of indemnification under Section 12.02(a)(i) exceeds $312,375 (the “Deductible”), in which event the Buyer Indemnitees shall be indemnified only for such Damages in excess of the Deductible; provided, that the limitations set forth in this Section 12.02(b) and the Deductible shall not apply to Damages arising in the case of Fraud. In addition, the aggregate amount of all Damages for which Seller shall be liable to the Buyer Indemnitees pursuant to Section 12.02(a)(i) shall not exceed the Indemnity Escrow Amount (the “Cap”), except in the case of liability for Fraud, in which case the aggregate amount of all Damages for which Seller shall be liable to the Buyer Indemnitees pursuant to Section 12.02(a)(i), and Buyer shall be liable to the Seller Indemnitees pursuant to Section 12.03(a)(i), in each case, shall not exceed the Purchase Price. Notwithstanding anything to the contrary contained in this Agreement, in no event shall the aggregate amount of all Damages for which Seller shall be liable to the Buyer Indemnitees pursuant to Section 12.02(a), or Buyer shall be liable to the Seller Indemnitees pursuant to Section 12.03(a) exceed the Purchase Price. The foregoing provisions shall not affect, limit, restrict, or otherwise impair any rights to make, pursue, or recover under any claim made or available under the R&W Insurance Policy.
Section 12.03Indemnification by Buyer.
(a)Subject to the other terms and conditions of this Article 12, from and after Closing, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives, equity holders successors and assigns (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Damages incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:
(i)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; or
(ii)any breach or non-fulfillment of any Post-Closing Covenant of Buyer with respect to breaches occurring at or after the Closing.

The Seller Indemnitees are third-party beneficiaries of this Section 12.03 (subject to the other provisions of this Article 12).
Section 12.04Indemnification Procedures. The party making a claim under this Article 12 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 12 is referred to as the “Indemnifying Party”.
(a)Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”-) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure such that the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the Indemnified Pary’s good faith calculation of the amount or estimated amount of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to control and assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party shall not have the right to defend or direct the defense of any such Third-Party Claim if the Third-Party Claim (x) seeks an injunction or other equitable relief against the Indemnified Party, (y) relates to, or arises in connection with, a criminal proceeding, or (z) is one for which the R&W Insurance Policy responds. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 12.04(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party; provided, that notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement or compromise of any Third-Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld or delayed) unless such settlement or compromise includes a full and unconditional release of all Indemnified Parties from such Third-Party Claim without any requirement by or on behalf of the Indemnifying Party to make any payment or to take, or cease to take, any other action other than executing and delivering such release in form and substance reasonably satisfactory to the Indemnifying Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third-Party Claim, the Indemnified Party may, subject to Section 12.04(b), pay, compromise, and defend such Third-Party Claim and seek indemnification for any and all Damages based upon, arising from or relating to such Third-Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 5.02) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(b)Direct Claims. Any Action by an Indemnified Party on account of Damages which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure such that the Indemnifying Party is actually and materially prejudiced thereby. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Damages that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Purchased Subsidiary’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30)-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
Section 12.05Certain Limitations.
(a)Each Indemnified Party shall take, and cause its Affiliates to take, all commercially reasonable steps to mitigate any Damages upon obtaining actual knowledge of any event or circumstance that would be reasonably expected to, or does, give rise thereto.
(b)Payments by an Indemnifying Party pursuant to Section 12.02 or Section 12.03 in respect of any Damages shall be limited to the amount of any Damages that remain after deducting therefrom (i) any insurance (other than from the R&W Insurance Policy, which shall be applied in satisfaction of such Damages instead of as a reduction of such Damages) proceeds actually received by the Indemnified Party in respect of any such claim (net of any associated insurance deductibles, associated recovery costs and premium adjustments), and (ii) and any indemnity, contribution or other similar payment actually received by the Indemnified Party in respect of any such claim (net of any fees, costs or expenses incurred by or on behalf of the Indemnified Party associated with such recoupment). For the avoidance of doubt, nothing in this Agreement (including any obligation to mitigate damages) shall require an Indemnified Party to pursue any claim against or take any other action any Person (including the R&W Insurance Policy insurer) before seeking recovery from the Indemnifying Party under this Agreement.
(c)For purposes of this Article 12 (including for purposes of determining the existence of any inaccuracy in, or breach of, any representation or warranty and for calculating the amount of any Damages with respect thereto), any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material

Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
Section 12.06Payment and Source of Recovery; Indemnification Escrow Fund; R&W Insurance Policy. Subject to Section 12.05(a), once Damages are agreed to by the Indemnifying Party or finally adjudicated to be payable, the Indemnifying Party shall satisfy its obligations within five (5) Business Days of such agreement of the Indemnifying Party or final, non-appealable adjudication by wire transfer of immediately available funds.
(a)Notwithstanding the foregoing, from and after the Closing, any Damages payable to a Buyer Indemnitee pursuant to Section 12.02(a)(i) which exceed the Deductible, shall be satisfied (i) first by recovery from the Indemnity Escrow Fund; (ii) to the extent such Damages, when aggregated with all other Damages previously recovered from the Indemnity Escrow Fund, exceed the amount then held in the Indemnity Escrow Fund, second by recovery under the R&W Insurance Policy; and (iii) third, only to the extent such Damages arise out of or result from Fraud and are not recoverable from the Indemnity Escrow Account or the R&W Insurance Policy, by Seller up to any applicable cap set forth in Section 12.02(b).
(b)All funds in the Indemnity Escrow Account will be retained by the Escrow Agent and may provide recourse to the Buyer Indemnitees for any claims pursuant to Section 12.02(a)(i). If, on the twelve (12)-month anniversary of the Closing Date, no notice has been given regarding an alleged indemnifiable matter under Section 12.02(a)(i), and no pending, unresolved claim by a Buyer Indemnitee in respect thereof has been made, Buyer and Seller shall instruct the Escrow Agent to release to Seller all remaining amounts in the Indemnity Escrow Account; otherwise, the Indemnity Escrow Account shall remain open in the amount of the unresolved claim or claims pending resolution of such matter(s) or claim(s) with such amount remaining in the Indemnity Escrow Account and then shall be settled and released to the applicable party upon final settlement of same. The aggregate liability of Seller under Section 12.02(a)(i) (other than in the event of Fraud) shall in no event exceed the then-remaining balance of the Indemnity Escrow Account and no claim for indemnification under Section 12.02(a)(i) (other than in the event of Fraud) may be brought following the twelve (12)-month anniversary of the Closing Date. If Buyer becomes entitled to any distribution of all or any portion of the Indemnity Escrow Fund pursuant to this Article 12, Buyer and Seller shall instruct the Escrow Agent to release to Buyer the amounts to be paid from the Indemnity Escrow Fund to Buyer in accordance with this Agreement.
Section 12.07Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Applicable Law.
Section 12.08Waiver of Contribution. Notwithstanding anything to the contrary contained herein, Seller hereby agrees that in no event shall the Purchased Subsidiary have any liability to Seller for any breaches of the representations, warranties, agreements or covenants made by Seller hereunder, and in any event Seller shall not seek contribution or indemnification from the Purchased Subsidiary in respect of any payments required to be made by Seller as a result of any such breach under this Agreement.
Article 13MISCELLANEOUS
Section 13.01Notices. All notices, requests and other communications to any party hereunder shall be in writing (including electronic mail (“email”) transmission (without “bounce back” or error)) and shall be deemed given, (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when delivered, if delivered personally to the intended recipient, (c) one (1) Business Day following sending by overnight delivery via a national courier service and (d) when delivered by email (without “bounce back” or error) if prior to 5:00 p.m. Mountain Time (and otherwise, the next Business Day) and, in each case, addressed to a party at the applicable address for such party set forth in this Section 13.01 or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.
If to Buyer, to:
Med-Metrix, LLC
9 Entin Road, 3rd Floor
Parsippany, New Jersey 07054
Attention: Joseph H. Davi; Steven R. Kamen
E-mail: [***]; [***]
with a copy (which shall not constitute notice) to:
Sills Cummis & Gross P.C.
One Riverfront Plaza
Newark, New Jersey 07102
Attention: William Wilkins
E-mail: [***]
If to Seller, to:
Health Catalyst, Inc.
10897 South River Front Parkway #300
South Jordan, UT 84095
Attention: General Counsel
E-mail: [***]
with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
505 Montgomery Street, Suite 2000
San Francisco, CA 94111
Attention: Mark Bekheit; Tessa Bernhardt
E-mail: [***]; [***]
Section 13.02Amendments and Waivers.
(a)Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall impair such right or remedy or operate or be construed as a waiver or variation thereof nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

(c)The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 13.03Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party (including its Affiliates) incurring such cost or expense.
Section 13.04Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that without the prior written consent of Seller or the Purchased Subsidiary, Buyer may assign its rights under this Agreement to any wholly owned direct or indirect Subsidiary; provided, further, that no such transfer or assignment will relieve Buyer of any of its obligations hereunder and Buyer shall continue to remain liable for all of its obligations under this Agreement. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio.
Section 13.05Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Delaware, without regard to the conflicts of law rules of such state.
Section 13.06Jurisdiction. The parties hereby irrevocably and unconditionally submit to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if such court shall not have jurisdiction, any Federal court of the United States of America located within the State of Delaware, with respect to any and all claims and proceedings related to this Agreement (and any actions of any party hereto in the negotiation, administration, performance or enforcement of this Agreement) and the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and, to the fullest extent permitted by Applicable Law, hereby waive, and agree not to assert, as a defense in any action, suit or other proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or other proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties irrevocably and unconditionally agree that all claims with respect to such action, suit or other proceeding shall be heard and determined in such a Delaware State or, to the extent permitted by Applicable Law, Federal court (and the appropriate appellate courts therefrom). The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided for notices in Section 13.01 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or other proceeding contemplated above, venue shall lie solely in the Court of Chancery of the State of Delaware or such Federal court located within the State of Delaware (and the appropriate appellate courts therefrom). The parties further agree, to the extent permitted by Applicable Law, that final and non-appealable judgment against a party in any action, suit or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of such judgment. Each of the parties agrees that it will not bring or support any action or proceeding described in this Section 13.06 other than in the courts as described above. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, ON BEHALF OF ITSELF AND ITS AFFILIATES, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION

DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.06.
Section 13.07Counterparts; Effectiveness; No Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Delivery of an executed counterpart of a signature page to this Agreement electronically (including portable document format (.pdf) or DocuSign) shall be as effective as delivery of a manually executed counterpart of this Agreement. Except as otherwise expressly set forth herein, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
Section 13.08Exclusive Remedy. Following the Closing, except for (i) claims for Fraud against any party who committed such Fraud, (ii) claims for specific performance, injunctive relief or other non-monetary equitable remedies pursuant to Section 13.09, (iii) the post-Closing adjustment of the Estimated Purchase Price pursuant to the process set forth in Section 2.06, and (iv) amounts recoverable under the R&W Insurance Policy, the parties’ sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in Article 12. Notwithstanding anything to the contrary contained herein, no limitations (including any survival limitations and other limitations set forth in Article 12), qualifications or procedures in this Agreement shall be deemed to limit or modify the ability of Buyer to make claims under or recover under the R&W Insurance Policy; it being understood that any matter for which there is coverage available under the R&W Insurance Policy shall be subject to the terms, conditions and limitations, if any, set forth in the R&W Insurance Policy.
Section 13.09Specific Performance. The parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, would occur in the event that a party does not perform any provision of this Agreement in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of actual damages or the inadequacy of monetary relief, in addition to any other remedy to which such party is entitled at law or in equity. Each party agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with such remedy. The foregoing is in addition to any other remedy to which any party is entitled at law, in equity or otherwise. It is explicitly agreed that each party shall have the right to an injunction, specific performance or other equitable remedies in connection with enforcing the other party’s obligations under this Agreement in accordance with the terms and conditions set forth herein. If any party brings any Action to enforce specifically the performance of the terms and provisions hereof by the other party, the Outside Date shall automatically be extended by the later of (a) the amount of time during which such Action is pending, plus twenty (20) Business Days or (b) such longer time period established by the court presiding over such Action.
Section 13.10Entire Agreement. The Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof (including without limitation the initial letter of intent, dated as of April 9, 2026, by and among Buyer, and Seller and the Purchased Subsidiary, as may be amended, and which shall automatically terminate as of the date hereof).
Section 13.11Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Except as provided in Section 7.07(e), upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 13.12Disclosure Schedule. The parties acknowledge and agree that (i) matters reflected on the Disclosure Schedule are not necessarily limited to matters required to be reflected therein, (ii) any items or information included in the Disclosure Schedule that are not required by this Agreement are included solely for the convenience of Buyer, (iii) the disclosure by Seller of any matter in the Disclosure Schedule shall not be deemed to constitute an acknowledgement by Seller that the matter is required to be disclosed by the terms of this Agreement or that the matter is material, (iv) if any Section of the Disclosure Schedule lists an item or information that’s relevance to the disclosure required by or provided in another Section of the Disclosure Schedule or the representations and warranties contained in any Section of Article 3 is reasonably apparent on its face, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of a cross-reference to such other Section or the omission of a reference in the particular representation and warranty to such Section of the Disclosure Schedule, (v) headings have been inserted in the Disclosure Schedule for convenience of reference only, (vi) the Disclosure Schedule is qualified in its entirety by reference to specific provisions of this Agreement and (vii) the Disclosure Schedule and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller except as and to the extent provided in this Agreement. Without limiting the generality of the foregoing, the information contained in the Disclosure Schedule is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by Seller to any third party of any matter whatsoever (including any violation of Applicable Law or breach of contract).
Section 13.13Release. Effective as of the Closing (but only if the Closing actually occurs), except for any rights or obligations under this Agreement and the other Transaction Documents, and rights and obligations that cannot be released under Applicable Law, each of parties, on behalf of itself and each of its respective Affiliates and each of its and their respective past, present and/or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the other party, and each of such party’s respective past, present or future officers, directors, employees, agents, general or limited partners, managers, management companies, members, advisors, stockholders, equity holders, controlling Persons, other representatives or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity (whether based upon contract, tort or otherwise) which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case in respect of any cause, matter or thing relating to the Purchased Subsidiary, the Business or any actions taken or failed to be taken by any of the Released Parties in any capacity related to the Purchased Subsidiary or the Business occurring or arising on or prior to the Closing Date.
Section 13.14No Recourse. Without limiting any other provision of this Agreement, it is hereby agreed and acknowledged that this Agreement may only be enforced against, and any claims of action that may be based upon, arise out of, or relate to, this Agreement, or the negotiation, execution or performance of this Agreement, may only be made against the parties hereto, and no former, current or future Affiliates, officers, directors, managers, employees, equityholders, members, partners, agents, representatives or assigns of Seller or Buyer, in each case who is not a party to this Agreement shall have any liability for any obligations of the parties hereto or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HEALTH CATALYST, INC.

By:
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MED-METRIX, LLC

By:
Name:
Title:

82